Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

J. L. HALSEY CORPORATION,

COMMODORE RESOURCES (NEVADA), INC.,

HALSEY ACQUISITION CALIFORNIA, INC.,

CLICKTRACKS ANALYTICS, INC.,

THE SHAREHOLDERS LISTED HEREIN

AND

JOHN MARSHALL
IN HIS CAPACITY AS REPRESENTATIVE

DATED AS OF AUGUST 16, 2006

i

4.12	Compliance with Law; Permits	45
4.13	Employee Matters and Benefit Plans	46
4.14	Taxes	47
4.15	Absence of Undisclosed Liabilities	50
4.16	Absence of Certain Changes	50
4.17	Labor Matters	51
4.18	Finder’s Fee	52
4.19	Insurance	52
4.20	Customers and Suppliers	52
4.21	Transactions with Affiliates	52
4.22	Accounts Receivable	53
4.23	Disclosure Controls and Procedures	53
4.24	Disclosure	53

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF HALSEY, PARENT AND MERGER SUBSIDIARY

5.1	Corporate Status	54
5.2	Authority	54
5.3	No Conflict	54
5.4	Compliance with Law	55
5.5	Consents	55
5.6	Finder’s Fee	55
5.7	Maintenance of Holdback Amount	55

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES OF HALSEY

6.1	SEC Documents; Financial Statements	55

ARTICLE 7.
CERTAIN TAX MATTERS
7.1	Tax Matters	56

ARTICLE 8.
INDEMNIFICATION

8.1	Survival	57
8.2	Indemnification	58
8.3	Limits on Indemnification	59
8.4	Recourse for Parent Indemnifiable Losses	61
8.5	Matters Involving Third Parties	63
8.6	No Circular Recovery, Etc	64
8.7	Company Securityholder Contribution	64

ARTICLE 9.
THE REPRESENTATIVE

9.1	Authorization of the Representative	64
9.2	Compensation; Exculpation; Indemnity	66

ARTICLE 10.
MISCELLANEOUS

10.1	Notices	67
10.2	Severability	69
10.3	Entire Agreement; No Third Party Beneficiaries	69
10.4	Amendment; Waiver	69
10.5	Binding Effect; Assignment	70
10.6	Governing Law; Jurisdiction	70
10.7	Construction	70
10.8	Counterparts	71
10.9	Director and Officer Liability	71
10.10	Payments to Viant Capital LLC	71

EXHIBITS

EXHIBIT A	–	Form of Release
EXHIBIT B	–	Certificate of Incorporation of Surviving Corporation
EXHIBIT C	–	Bylaws of Surviving Corporation
EXHIBIT D	–	Letter of Transmittal
EXHIBIT E	–	Option Surrender Agreement
EXHIBIT F	–	Halsey, Parent and Merger Subsidiary Board Resolutions
EXHIBIT G	–	Legal Opinions
EXHIBIT H	–	Company Board Resolutions
EXHIBIT I	–	Action By Written Consent of the Required Securityholders
EXHIBIT J	–	Form of Subordination Agreement
EXHIBIT K	–	Form of Agreement of Merger
EXHIBIT L	–	Form of At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement
EXHIBIT M	–	Confidentiality, Invention Assignment, and Arbitration Agreement
EXHIBIT N	–	Invention Assignment
EXHIBIT O	–	Form of Exchange Agreement

SCHEDULES

SCHEDULE A	–	Calculation of Closing Per Share Common Merger Consideration
SCHEDULE B	–	Schedule of Terminated Agreements
SCHEDULE C	–	Schedule of Employment Agreements

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 16, 2006, is made by and among ClickTracks Analytics, Inc., a California corporation (the “Company”), J. L. Halsey Corporation, a Delaware corporation (“Halsey”), Commodore Resources (Nevada), Inc., a Nevada corporation and an indirect wholly owned subsidiary of Halsey (“Parent”), Halsey Acquisition California, Inc., a California corporation (“Merger Subsidiary”), the shareholders of the Company listed on the signature pages hereto, and John Marshall, in his capacity as Securityholder (as hereinafter defined) representative (“Representative”).

PRELIMINARY STATEMENTS

WHEREAS, the Boards of Directors of Halsey, Parent and Merger Subsidiary deem it advisable and in the best interest of their respective stockholders to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions provided for herein;

WHEREAS, in furtherance thereof it is proposed that the acquisition be accomplished by the merger of Merger Subsidiary with and into the Company, with the Company being the surviving corporation, in accordance with the General Corporation Law of the State of California (the “CGCL”);

WHEREAS, it is proposed that the aggregate merger consideration payable in connection with the acquisition consists of $9,000,000 in cash, $3,000,000 in Halsey Shares (as hereinafter defined) (or, in the case of unaccredited investors, a cash equivalent value), and up to $3,300,000 in future payments, subject, in each case, to the terms and conditions of this Agreement, including, without limitation, the purchase price adjustments and indemnities contained herein;

WHEREAS, the Boards of Directors of the Company, Halsey, Parent and Merger Subsidiary (and Parent as the sole stockholder of Merger Subsidiary) have each duly approved and adopted this Agreement, the Merger (as hereinafter defined) and the other transactions contemplated hereby;

WHEREAS, the Board of Directors of the Company, having carefully considered the long term prospects and interests of the Company and its shareholders, has approved the transactions contemplated hereby and has recommended to its shareholders the approval and adoption of this Agreement and the consummation of the transactions contemplated by this Agreement on the terms and subject to the conditions provided for herein;

WHEREAS, contemporaneously with the execution of this Agreement, the holders of all of the issued and outstanding shares of Common Stock (as hereinafter defined) have, by written consent, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, prior to or contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Halsey, Parent and Merger Subsidiary entering into this Agreement, each of the Required Securityholders (as hereinafter defined) entered into a release, dated as of the date hereof, in substantially the form attached hereto as Exhibit A (the

“Releases”) and a subordination agreement, dated as of the date hereof, in substantially the form of Exhibit J hereto (the “Subordination Agreement”);

WHEREAS, prior to or contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to the Company entering into this Agreement, the Company and each of the persons specified on Schedule C shall have entered into the employment agreements in the forms respectively attached as Attachments C 1, C 2, C 3 and C 4; and

WHEREAS, the Company, Halsey, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

AGREEMENTS

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1.
DEFINED TERMS

1.1          Definitions.  The following terms shall have the following meanings in this Agreement:

“2005 Balance Sheet” means the unaudited December 31, 2005 balance sheet of the Company included in the Financial Statements.

“2005 Statement of Operations” means the unaudited statement of operations of the Company for the twelve month period ended December 31, 2005 included in the Financial Statements.

“2006 Financial Statements” has the meaning set forth in Section 4.5(a).

“Accounts Receivable Aging Schedule” means an itemized schedule of all trade accounts receivable as of June 30, 2006, listing the name of each Person with an accounts receivable balance with the Company and, for each such Person, (1) the total amount due from such Person, (2) the amounts due from such Person for sales made during the month ended June 30, 2006, (3) the unpaid amount due from such Person for sales made in the month ended May 31, 2006 (e.g., accounts 1 to 30 days past due), (4) the amounts due from such Person for sales made in the month ended April 30, 2006 (e.g., accounts 31 to 60 days past due) and (5) the amount due from such customer with accounts over 60 days past due as of June 30, 2006.

“Action” means any written claim, action or suit by or before any Governmental Authority.

“Accredited Investor” has the meaning ascribed to such term in Rule 501 of the Securities Act.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Affiliated Group” means any affiliated group as defined in Section 1504(a) of the Code and any affiliated, consolidated, combined or unitary group for foreign, state or local Tax purposes.

“Affiliate Indebtedness” means any and all indebtedness due to the Company for borrowed money from (1) any Securityholder or any director, officer or employee of the Company or (2) any Affiliate of the Company, any Affiliate of a Securityholder, or any Affiliate of any director, officer or employee of the Company.

“Affiliate Indebtedness Losses” means any Losses arising out of or relating to one or more breaches of the representations and warranties set forth in Section 4.5(d), without regard to any of the limitations on indemnification set forth in Article 8.

“Agreement” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Assets” has the meaning set forth in Section 4.7(a).

“Basket” has the meaning set forth in Section 8.3(a).

“Business Day” means any day other than (1) a Saturday, Sunday or federal holiday or (2) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Capitalization Representations” has the meaning set forth in Section 8.1.

“Cash” means cash (excluding restricted balances) and cash equivalents (including marketable securities and short term investments), determined in accordance with this Agreement and GAAP applied consistently with the 2005 Balance Sheet.  For the avoidance of doubt, in determining the amount of Cash, (1) Cash shall be reduced (but not more than once per check) by the amount of outstanding checks that have not yet cleared and also the liability of the Company to be paid by any such outstanding but uncleared check shall be reduced by the amount of such outstanding but uncleared check, and (2) Cash shall be increased (but not more than once per deposit) by the amount of any cash deposits for the benefit of the Company not otherwise included in the calculation of Cash and deposited in the Company’s bank account(s) prior the Closing Date that thereafter remain for the benefit of the Company without offset or reduction, and also the asset of the Company represented by the applicable receivable or other amount shall be reduced by the amount of such cash deposit.

“Certificate” means a certificate representing Outstanding Common Shares.

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“CGCL” has the meaning set forth in the Preliminary Statements to this Agreement.

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Income Tax Amount” means the unpaid gross income tax liability of the Company for the taxable period ending on and including the Closing Date, after taking into account any deductions resulting from the payment of the Company Transaction Costs and the Option Consideration, plus any Prior Period Unpaid Income Taxes, all determined as of immediately prior to the Effective Time but without giving effect to any carrybacks from periods ending after the Closing Date.

“Closing Per Share Common Merger Consideration” means, for each Outstanding Common Share, $1.3483.  The Closing Per Share Common Merger Consideration was determined pursuant to the calculation set forth on Schedule A hereto.

“Closing Per Share Halsey Consideration” means, for each Accredited Investor, that number of shares of Halsey Common Stock (rounded down to the nearest whole number) equal to the product obtained by multiplying (i) the number of Fully Diluted Target Shares held by such Accredited Investor by (ii) the Exchange Ratio, and, for each Non Accredited Investor, an amount in cash (rounded down to the nearest penny) equal to the product obtained by multiplying (i) the number of Fully Diluted  Target Shares held by such Non Accredited Investor by (ii) the Exchange Ratio and by (iii) the Trailing Average.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company, no par value per share.

“Company” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Company Agreements” has the meaning set forth in Section 4.2.

“Company Closing Certificate” means a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company certifying that (1) each of the representations and warranties of the Company set forth in this Agreement are true and correct in all material respects (determined without giving duplicative effect to any materiality or Company Material Adverse Effect limitation contained in such representations and warranties) as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are made as of an earlier date, which shall be true and correct in all material respects (determined without giving duplicative effect to any materiality or Company Material Adverse Effect limitation contained in such representations and warranties) as of such earlier date), and (2) the Estimated Closing Balance Sheet, the Accounts Receivable Aging Schedule, the Estimated Tax Adjustment Statement and the Schedule of Estimated Company Transaction Costs have been prepared in good faith in accordance with this Agreement.

“Company Disclosure Schedule” means that certain disclosure schedule of even date with this Agreement delivered by the Company to Halsey, Parent and Merger Subsidiary concurrently with the execution and delivery of this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 4.9(a)(i).

“Company Material Adverse Effect” means, when taken in the aggregate, near term or long term material adverse changes in or material adverse effects on the business, results of operations, financial condition, assets or prospects of the Company (whether or not such changes or effects (1) arise from any fact, circumstance, result, change, event, violation or occurrence that (A) was foreseeable or known as of the date of this Agreement or the Closing Date or (B) covered by insurance or (2) has, during the period or at any time in question, manifested itself in the historical financial statements of the Company).

“Company Owned Intellectual Property” has the meaning set forth in Section 4.9(a)(ii).

“Company Products” has the meaning set forth in Section 4.9(a)(iii).

“Company Registered Intellectual Property” has the meaning set forth in Section 4.9(a)(iv).

“Company Source Code” has the meaning set forth in Section 4.9(a)(v).

“Company Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by the Company in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and related transaction documents.

“control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“Current Assets” shall mean (1) with respect to the Estimated Closing Balance Sheet, as of 11:59 p.m. on the date immediately prior to the date of this Agreement, the sum of trade accounts receivable (net of allowance for doubtful accounts) and prepaid expenses, determined in accordance with this Agreement and GAAP applied consistently with the 2005 Balance Sheet and (2) with respect to the Final Closing Date Balance Sheet, as of 11:59 p.m. on the date immediately prior to the Closing Date, the sum of trade accounts receivable (net of allowance for doubtful accounts) and prepaid expenses, determined in accordance with this Agreement and GAAP applied consistently with the 2005 Balance Sheet.  Notwithstanding the foregoing, “Current Assets” shall not include Cash, deferred income Taxes or other Tax related assets or any prepayments or deposits to the extent the Company will not be able to use or otherwise receive the benefit of such amounts after the Closing or to the extent that such prepayments or deposits are lost, forfeited, canceled or otherwise diminished in value in connection with, or as a result of, the transactions contemplated by this Agreement.

“Current Liabilities” shall mean (1) with respect to the Estimated Closing Balance Sheet, as of 11:59 p.m. on the date immediately prior to the date of this Agreement, accounts payable (including net overdraft positions with individual financial institutions (i.e., checks in excess of deposits)), and other current liabilities, as determined in accordance with this Agreement and GAAP applied consistently with the 2005 Balance Sheet and (2) with respect to the Final Closing Date Balance Sheet, as of 11:59 p.m. on the date immediately prior to the Closing Date, accounts payable (including net overdraft positions with individual financial institutions (i.e., checks in excess of deposits)), and other current liabilities, as determined in accordance with this Agreement and GAAP applied consistently with the 2005 Balance Sheet.  Notwithstanding the foregoing, “Current Liabilities” shall (A) exclude (i) Debt, (ii) any liability the payment of which is taken into consideration in calculating Cash, (iii) any liability in respect of Paid Company Transaction Costs and (iv) current and deferred income Tax liabilities and (B) be increased by an amount equal to the unpaid Company Transaction Costs (other than the Paid Company Transaction Costs), in each case, to the extent not already included in the calculation of “Current Liabilities.”

“D&O Indemnified Liabilities” means, with respect to any Person, any Losses based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity whether pertaining to any act or omission occurring or existing prior to or at the Effective Time and whether asserted or claimed prior to, at or after the Effective Time, including all Losses based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions or other transaction documents contemplated hereby and thereby.

“Debt” means, without duplication, (1) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (2) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased, (3) all obligations of the Company to pay rent or other payment amounts under a lease of real or personal property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (4) any outstanding reimbursement obligation of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company pursuant to which the applicable bank or similar entity has paid obligations for which the Company is required to repay, (5) any payment obligation of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (6) all indebtedness for borrowed money secured by any lien existing on property owned by the Company, whether or not indebtedness secured thereby shall have been assumed, (7) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others the repayment of which is guaranteed by the Company, (8) all other short term and long term liabilities of the Company for borrowed money and (9) all expense reimbursements, premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement regardless if any of such are actually paid. “Debt” shall in no event include accounts payable incurred in the ordinary course of business.

“Decline Date” has the meaning set forth in Section 2.8(d).

“Dispute Resolution Accounting Firm” has the meaning set forth in Section 2.8(d).

“Disputed Line Items” has the meaning set forth in Section 2.13(a)(ii).

“EBITDA” has the meaning set forth in Section 2.8(f).

“Effective Time” has the meaning set forth in Section 2.2(b).

“Eligible Employee” has the meaning set forth in Section 2.14(b).

“Encumbrance” means any mortgage, pledge, charge, hypothecation, claim, easement, right of purchaser, security interest, deed of trust, conditional sales agreement, encumbrance, interest, option, lien, proxy, voting trust, right of first refusal, right of way, defect in title, encroachment or other restriction, whether or not imposed by operation of law, any voting trust or voting agreement, stockholder agreement, proxy or other agreement of any kind.

“Environmental Law” has the meaning set forth in Section 4.11(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means (a) a member of any “controlled group” (as defined in section 414(b) of the Code) of which a Person is a member, (b) a trade or business, whether or not incorporated, under common control (within the meaning of section 414(c) of the Code) with a Person, or (c) a member of any affiliated service group (within the meaning of section 414(m) of the Code) of which a Person is a member.

“Estimated Cash” means the amount of Cash as of 11:59 p.m. on the date immediately prior to the signing of this Agreement.

“Estimated Closing Balance Sheet” means an estimated balance sheet of the Company prepared as of 11:59 p.m. on the date immediately prior to the date of this Agreement (except as otherwise specifically provided for in this Agreement), which shall set forth a good faith estimate of the following:  (1) Estimated Cash, (2), Estimated Working Capital, and (3) Estimated Debt.  The Estimated Closing Balance Sheet shall be prepared by the Company in accordance with this Agreement and GAAP applied consistently with the 2005 Balance Sheet, subject to the approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed).

“Estimated Debt” means the amount of unpaid Debt as of immediately prior to the Effective Time and prior to giving effect to any payments to be made by or on behalf of Parent pursuant to Section 2.11(b).

“Estimated Excess Cash” means the amount, if any, by which Estimated Cash exceeds Target Cash.

“Estimated Pre Closing Income Tax Adjustment” means the amount, if any, by which the Estimated Pre Closing Income Tax Amount exceeds the Paid Pre Closing Income Tax Amount.

“Estimated Pre Closing Income Tax Amount” means (1) the gross income tax liability of the Company for the taxable period ending on and including the Closing Date, taking into account any deductions resulting from the payment of Company Transaction Costs and the Option Consideration, increased by (2) the Prior Period Unpaid Income Taxes, all determined without giving effect to any carrybacks from periods ending after the Closing Date.

“Estimated Tax Adjustment Statement” means (1) a good faith estimate, certified by an officer of the Company, of the Estimated Pre Closing Income Tax Amount, (2) a properly substantiated statement of the Paid Pre Closing Income Tax Amount, and (3) a properly substantiated statement of the Estimated Pre Closing Income Tax Adjustment.

“Estimated Working Capital” means the amount of Working Capital as of 11:59 p.m. on the date immediately prior to the signing of this Agreement.

“Estimated Working Capital Shortfall” means the amount, if any, by which Estimated Working Capital is less than Target Working Capital.

“Excess Cash” means the amount, if any, by which Cash as set forth in the Final Closing Date Balance Sheet is greater than the Estimated Cash.

“Excess Income Tax Amount” means the amount, if any, by which the Closing Income Tax Amount as set forth in the Final Tax Adjustment Statement is less than the Estimated Pre Closing Income Tax Amount.

“Excess Post Closing Adjustment Costs” means the excess, if any, of the Parent Final Balance Sheet Reduction Amount over the Holdback Amount.

“Excess Working Capital” means (1) where the Estimated Working Capital is less than the Target Working Capital, the amount, if any, by which Working Capital as set forth in the Final Closing Date Balance Sheet is greater than Estimated Working Capital and (2) where the Estimated Working Capital is greater than or equal to the Target Working Capital, the amount, if any, by which Working Capital as set forth in the Final Closing Date Balance Sheet is greater than Target Working Capital.

“Exchange Act” has the meaning set forth in Section 6.1.

“Exchange Ratio” means the quotient obtained by dividing the number of Halsey Shares by the number of Fully Diluted Target Shares (or .5337).

“Final Adjustment Amount” means an amount, which may be a positive or negative number, equal to the difference between (1) the sum of any Excess Cash plus any Excess Working Capital, plus any Excess Income Tax Amount minus (2) the sum of any Final Cash

Shortfall plus any Final Working Capital Shortfall plus any Final Income Tax Shortfall, plus any Final Excess Debt.

“Final Cash Shortfall” means the amount, if any, by which Cash as set forth in the Final Closing Date Balance Sheet is less than Estimated Cash.

“Final Closing Date Balance Sheet” has the meaning set forth in Section 2.13(a)(iv).

“Final Excess Debt” means the amount, if any, by which Debt as set forth in the Final Closing Date Balance Sheet is greater than the Target Debt.

“Final Future Payment Amount” means, subject to Article 8, an amount equal to $2,100,000, less the amount of any payment to Viant pursuant to Section 10.10, payable on November 14, 2008 if the conditions precedent set forth in Section 2.8(b) are first satisfied, or if Section 2.8(i) shall be applicable, the amount and date as determined in accordance therewith, less the amount of any payment to Viant pursuant to Section 10.10.

“Final Income Tax Shortfall” means the amount, if any, by which the Closing Income Tax Amount as set forth in the Final Tax Adjustment Statement exceeds the Estimated Pre Closing Income Tax Amount.

“Final Tax Adjustment Statement” means (1) a properly substantiated statement of the Closing Income Tax Amount and (2) a properly substantiated statement of the Excess Income Tax Amount or Final Income Tax Shortfall, as the case may be, as finally determined pursuant to Section 2.13(a)(iv).

“Final Working Capital Shortfall” means (1) where Estimated Working Capital is less than Target Working Capital, the amount, if any, by which Working Capital as set forth in the Final Closing Date Balance Sheet is less than Estimated Working Capital and (2) where Estimated Working Capital is greater than or equal to the Target Working Capital, the amount, if any, by which Working Capital as set forth on the Final Closing Date Balance Sheet is less than Target Working Capital.

“Financial Statements” has the meaning set forth in Section 4.5(a).

“First Performance Year” has the meaning set forth in Section 2.8(b).

“Founder” means each of John Marshall and Lisa Deverse.

“Fully Diluted Target Shares” shall mean the sum of the Outstanding Common Shares and the Vested Option Shares.

“Future Financial Statements” means the consolidated statement of operations of the Surviving Corporation for each of the First Performance Year and the Second Performance Year, prepared in accordance with this Agreement and GAAP applied consistently (to the extent permissible under GAAP) with the 2005 Statement of Operations.

“Future Payment” has the meaning set forth in Section 2.8(a).

“Future Payment Amount” means an amount equal to the sum of the Initial Future Payment Amount, if any, plus the Final Future Payment Amount, if any.

“Future Payment Distribution” has the meaning set forth in Section 2.8(a).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any foreign or United States federal, state or local governmental, regulatory or administrative agency or any court.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Halsey” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Halsey Closing Certificate” means a certificate of the Chief Executive Officer and Chief Financial Officer of Halsey certifying that each of the representations and warranties of Halsey, Parent and Merger Subsidiary set forth in this Agreement are true and correct in all material respects (determined without giving duplicative effect to any materiality or Halsey Material Adverse Effect limitation contained in such representations and warranties) as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are made as of an earlier date, which shall be true and correct in all material respects (determined without giving duplicative effect to any materiality or Halsey Material Adverse Effect limitation contained in such representations and warranties) as of such earlier date).

“Halsey Common Stock” means the common stock, par value $.01 per share, of Halsey.

“Halsey Material Adverse Effect” means any material adverse effect on the ability of Halsey, Parent or Merger Subsidiary to complete the transactions contemplated by this Agreement.

“Halsey SEC Filings” has the meaning set forth in Section 6.1.

“Halsey Shares” means that number of unregistered shares of Halsey Common Stock obtained by dividing $3,000,000 by the Trailing Average (or 3,018,716 shares), which the parties acknowledge will be deemed “restricted securities” under Rule 144 promulgated under the Securities Act.

“Hazardous Substance” has the meaning set forth in Section 4.11(a).

“Holdback Amount” means $510,000.00 less the sum of any Representative’s Holdback Expenses paid pursuant to Section 2.13(a).

“Indemnifiable Losses” has the meaning set forth in Section 8.2(b).

“Indemnified Party” has the meaning set forth in Section 8.2(b).

“Indemnifying Party” has the meaning set forth in Section 8.2(b).

“Initial Future Payment Amount” means, subject to Article 8, an amount equal to $1,200,000, less the amount of any payment to Viant pursuant to Section 10.10, payable on November 15, 2007 if the conditions precedent set forth in Section 2.8(b) are first satisfied, or if Section 2.8(i) shall be applicable, the amount and date as determined in accordance therewith, less the amount of any payment to Viant pursuant to Section 10.10.

“Intellectual Property” has the meaning set forth in Section 4.9(a)(vi).

“IP Licenses” has the meaning set forth in Section 4.9(a)(vii).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (1) with respect to the Company, the actual knowledge of John Marshall, Dr. Stephen Turner, Sylvie Moreau or Michael Stebbins together with such additional knowledge as would be acquired by any such Person upon conducting a reasonable and diligent inquiry of the subject matter in question and (2) with respect to Halsey, Parent or Merger Subsidiary, the actual knowledge of David Burt, Luis Rivera or Rich McDonald together with such additional knowledge as would be acquired by any such Person upon conducting a reasonable and diligent inquiry of the subject matter in question.

“Law” means any Governmental Order or any law, statute, ordinance, rule or regulation of any Governmental Authority, or any binding agreement with any Government Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.12(a)(i).

“Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.

“Losses” means all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, Taxes, costs and expenses of every kind and nature (including, but not limited to, reasonable attorneys’ fees).

“Marshall Employment Agreement” means the Employment Agreement of even date herewith, by and between John Marshall and the Company, in the form attached here to as Schedule C 1.

“Material Contracts” has the meaning set forth in Section 4.8(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” means, collectively, the consideration specified in Section 2.6(b) and Section 2.7 of this Agreement.

“Merger Subsidiary” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Moral Rights” has the meaning set forth in Section 4.9(a)(viii).

“Non Accredited Investor” means any holder of Common Stock and/or Vested Options that is not an Accredited Investor.

“Notice of Disagreement” has the meaning set forth in Section 2.8(d).

“Notice Period” has the meaning set forth in Section 2.8(d).

“Open Source Materials” has the meaning set forth in Section 4.9(a)(ix).

“Option Consideration” has the meaning set forth in Section 2.7.

“Optionholder” means each holder of an Outstanding Option.

“Options” means the collective reference to all options to purchase shares of Common Stock issued pursuant to the Stock Option Plan and any and all other options or other rights issued by the Company to purchase shares of Common Stock.

“Option Surrender Agreement” has the meaning set forth in Section 2.12(a)(ii).

“Outstanding Option” means each Option outstanding immediately prior to the Effective Time.

“Outstanding Common Share” means each share of Common Stock outstanding immediately prior to the Effective Time.

“Outstanding Shares” means the Outstanding Common Shares.

“Paid Company Transaction Costs” has the meaning set forth in Section 2.11(a).

“Paid Pre Closing Income Tax Amount” means the amount of Taxes paid or credited in respect of the gross income tax liability of the Company for the taxable period ending on and including the Closing Date.

“Parent” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Parent Agreements” has the meaning set forth in Section 5.2.

“Parent Final Balance Sheet Adjustment Payment Amount” has the meaning set forth in Section 2.13(b)(ii).

“Parent Final Balance Sheet Reduction Amount” has the meaning set forth in Section 2.13(b)(i).

“Parent Indemnifiable Losses” has the meaning set forth in Section 8.2(a).

“Parent Indemnified Taxes” means any and all Taxes (to the extent such Taxes were not included as a liability in the Final Closing Date Balance Sheet or in the calculation of the Final Adjustment Amount), together with any costs, expenses, losses or damages (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any audit, litigation or other proceeding) arising out of or incident to the determination, assessment or collection of such Taxes (1) imposed on the Company in respect of its income, business, property or operations or for which it may otherwise be liable for any Pre Closing Period (determined in accordance with Section 7.1), (2) resulting from the breach of the representations and warranties set forth in Section 4.14 or covenants set forth in Section 7.1, (3) of any member of an Affiliated Group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date by reason of the liability of the Company pursuant to Treasury Regulation § 1.502 6(a) or any analogous or similar state, local or foreign law, or (4) for which the Company may be liable as transferee or successor, by contract or otherwise, for any Pre Closing Period.  Notwithstanding the foregoing, “Parent Indemnified Taxes” shall exclude (1) the Taxes taken into account in the Closing Income Tax Amount, as set forth in the Final Tax Adjustment Statement, or in the determination of Final Working Capital and (2) the estimated employer matching contribution for social security, medicare and other unemployment Taxes due as a result of the consummation of the transactions contemplated by this Agreement to the extent each is reflected on Schedule A hereto and taken into account by the parties in reducing the cash portion of the Merger Consideration payable at Closing.

“Parent Indemnitees” has the meaning set forth in Section 8.2(a).

“Pay Off Letters” means the letters to be sent by each of (i) John Marshall and Lisa Deverse and (ii) John Marshall specifying the aggregate amount of Company Debt that will be outstanding as of the Closing Date under each agreement between that Person or its Affiliates and the Company, and the wire transfer information for each such Person.

“Permit” means any permit, franchise, authorization, or other license or approval issued or granted by any Governmental Authority.

“Permitted Encumbrances” means (1) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings, (2) mechanics’, carriers’, workers’, repairmen’s and other similar liens imposed by law arising or incurred in the ordinary course of business with respect to charges not yet due and payable, (3) those Encumbrances identified on title reports which have been delivered to Parent; and (4) such other Encumbrances, if any, which were not incurred in connection with the borrowing of money or the advance of credit and which do not materially detract from the value of or interfere with the present use, or any use presently anticipated by the Company, of the property subject thereto or affected thereby.

“Per Share Future Payment Amount” means, with respect to any Future Payment, the quotient (rounded to the fifth decimal place) equal to (1) the amount of such Future Payment, divided by (2) the number of Fully Diluted Target Shares.

“Per Share Holdback Payment Amount” means the quotient (rounded to the fifth decimal place) equal to (1) the aggregate amount of the Holdback Amount payable to Securityholders pursuant to Section 2.13(b)(i)(B)(2) or Section 2.13(b)(ii)(B), if any, divided by (2) the number of Fully Diluted Target Shares.

“Per Share Parent Final Balance Sheet Adjustment Payment Amount” means the quotient (rounded to the fifth decimal place) equal to (1) the Parent Final Balance Sheet Adjustment Payment Amount, divided by (2) the number of Fully Diluted Target Shares.

“Per Share Tax Refund Amount” means, for each Tax Refund, the quotient (rounded to the fifth decimal place) equal to (1) such Tax Refund, divided by (2) the number of Fully Diluted  Target Shares.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group.

“Personal Information” has the meaning set forth in Section 4.9(a)(x).

“Plans” has the meaning set forth in Section 4.13(a).

“Post Closing Notice of Disagreement” has the meaning set forth in Section 2.13(a)(ii).

“Pre Closing Period” means any taxable period or the portion of any Straddle Period ending on or prior to the Closing Date.

“Prior Financial Statements” has the meaning set forth in Section 4.5(a).

“Prior Period Unpaid Income Taxes” means the net unpaid income Taxes, if any, attributable to periods prior to the period ending on and including the Closing Date (or, if such period is a Straddle Period, prior to such Straddle Period), determined without giving effect to any carrybacks from periods ending after the Closing Date.

“Privacy Policies” has the meaning set forth in Section 4.9(a)(xi).

“Proceeding” has the meaning set forth in Section 7.1(d).

“Proportionate Share” means, for each Securityholder as of any given time, the quotient (rounded to the fifth decimal place) equal to (1) an amount equal to the aggregate Merger Consideration actually paid to the Securityholder as of the date of determination, divided by (2) the aggregate Merger Consideration actually paid to all Securityholders as of the date of determination. Each Halsey Share shall be valued at the Trailing Average for purposes of determining the aggregate Merger Consideration actually paid to Securityholders as of the date of determination.

“PWC Decline Date” has the meaning set forth in Section 2.13(a)(iii).

“Reference Balance Sheet” has the meaning set forth in Section 4.5(a).

“Releases” has the meaning ascribed thereto in the Preliminary Statements to this Agreement.

“Representative” has the meaning ascribed thereto in the first paragraph of this Agreement, including any Person appointed as a successor Representative pursuant to Section 9.1.

“Representative’s Holdback Expenses” has the meaning set forth in Section 2.13(a).

“Required Securityholders” means Securityholders of record as of the Closing Date that collectively hold 100% of the Outstanding Common Shares.

“Schedule of Estimated Company Transaction Costs” means an itemized schedule containing (1) a true and complete list of all Company Transaction Costs that have been paid (or for which bills have been received) or shall have been paid immediately prior to the Closing, (2) a good faith estimate of all such additional Company Transaction Costs that have been incurred or shall have been incurred as of the Closing Date but are not reflected in clause (1) hereof and (3) a good faith estimate of all additional Company Transaction Costs that are expected to be incurred after the Closing Date, together with a certificate of an authorized officer of the Company certifying the accuracy and completeness of the Schedule of Estimated Company Transaction Costs.  The Schedule of Estimated Company Transaction Costs shall include all fees and expenses of Viant Capital LLC, the Company’s outside counsel and the Company’s accountants for services rendered on or prior to the Closing Date.

“SEC” has the meaning set forth in Section 6.1.

“Second Performance Year” has the meaning set forth in Section 2.8(b).

“Securities Act” has the meaning set forth in Section 6.1.

“Securityholder Indemnifiable Losses” has the meaning set forth in Section 8.2(b).

“Securityholder Indemnitees” has the meaning set forth in Section 8.2(b).

“Securityholders” means, collectively, the Stockholders and the Optionholders.

“Senior Indebtedness” has the meaning set forth in Section 2.8(e).

“Settlement Accountants” has the meaning set forth in Section 2.13(a)(iii).

“Stockholders” means the holders of shares of Common Stock.

“Stock Option Plan” has the meaning set forth in Section 4.4(c).

“Straddle Period” means any Tax year or Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subordination Agreement” has the meaning ascribed thereto in the Preliminary Statements to this Agreement.

“Survival Period” has the meaning set forth in Section 8.1.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Employee” has the meaning set forth in Section 2.14(b).

“Surviving Corporation Health and Retirement Arrangements” has the meaning set forth in Section 2.14(b).

“Target Cash” means $100,000.00.

“Target Debt” means $0.00.

“Target Working Capital” means $250,000.00.

“Tax Refund” has the meaning set forth in Section 7.1(e).

“Tax Representations” has the meaning set forth in Section 8.1.

“Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Taxing Authority with respect to Taxes, including any amendments thereto.

“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including, without limitation, all federal, state, local, municipal, county, foreign and other income, franchise, profits, capital gains, capital stock, capital structure, transfer, gross receipt, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, Medicare, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add on, value added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Taxing Authority (domestic or foreign), penalties and interest, and any transferee or secondary liability in respect of any tax (whether by law, contractual agreement, tax sharing agreement or otherwise) and any liability in respect of any tax as a result of being a member of any Affiliated Group or otherwise.

“Taxing Authority” means any governmental entity or any subdivision, agency, commission or authority thereof, or any quasi governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Terminated Agreements” means each of the agreements listed on Schedule B hereto.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Total Revenues” means the revenues of the Surviving Corporation as set forth in the line item entitled Total Revenues in the Future Financial Statements during the First Performance Year or the Second Performance Year, as applicable.

“Trailing Average” means the average closing sale price of Halsey Common Stock on the NASD OTC Bulletin Board for the thirty calendar days immediately preceding the date that immediately precedes the date of this Agreement, which the parties agree is $0.9938.

“Transaction Costs Releases” means one or more written instruments, each in form and substance reasonably satisfactory to Parent, and executed by each third party referred to in the Schedule of Estimated Company Transaction Costs containing (i) the bill for the aggregate unpaid fees and expenses of such party incurred by the Company or to be incurred by the Company in connection with the transactions contemplated by this Agreement (and stating the amount of previously paid fees and expenses) that are or may be characterized as Company Transaction Costs hereunder and (ii) a statement releasing and discharging Halsey, Parent, Merger Subsidiary, the Company, the Surviving Corporation and any of their Affiliates from any liability for any Company Transaction Costs or amounts thereof not specifically referred to in the Schedule of Estimated Company Transaction Costs.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute proposed or final Treasury Regulations.

“Unvested Options” means each Outstanding Option (or portion thereof) that is not vested (i) in accordance with the terms of the Stock Option Plan and related stock option agreements as of the Effective Time or (ii) with respect to Outstanding Options that were not granted pursuant to the Stock Option Plan, in accordance with the terms of the related stock option agreements as of the Effective Time.

“Vested Options” means each Outstanding Option (or portion thereof) that has vested in accordance with the terms of the Stock Option Plan and related stock option agreements as of the Effective Time.

“Vested Option Shares” means the number of shares of Common Stock issuable immediately prior to the Effective Time if all Vested Options were exercised immediately prior to the Effective Time.

“Viant” has the meaning set forth in Section 10.10.

“Working Capital” shall mean the amount that is the difference between (1) Current Assets of the Company and (2) Current Liabilities of the Company, determined in accordance with this Agreement and GAAP applied consistently with the 2005 Balance Sheet.  In calculating the Working Capital, no reserve reflected in the Financial Statements shall be reduced or eliminated except by reason of payment or settlement.

ARTICLE 2.
THE MERGER

2.1                               Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company (the “Merger”) in accordance with the terms of this Agreement, the Agreement of

Merger in substantially the form attached hereto as Exhibit K (the “Agreement of Merger”) and the CGCL.  Following the Merger, the Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate corporate existence of Merger Subsidiary shall cease.

2.2                               Closing; Effective Time.

(a)                                  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201, on a date mutually agreed to by the parties (the “Closing Date”).

(b)                                 As soon as practicable on the Closing Date, the parties (i) shall cause a copy of the Agreement of Merger, together with the certificates required by Section 1103 of the CGCL (together, the “Certificate of Merger”), to be properly executed and filed with the Secretary of State of the State of California in accordance with the terms and conditions of the CGCL and (ii) shall make such other filings with the Secretary of State of the State of California and/or any other authority as are necessary to effect the Merger.  The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of California in accordance with the CGCL (the “Effective Time”).

2.3                               Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the CGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Subsidiary shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.4                               Articles of Incorporation and By Laws.  The articles of incorporation and by laws of the Merger Subsidiary in effect immediately prior to the Effective Time, in the forms attached to this Agreement as Exhibits B and C, respectively, shall be the articles of incorporation and by laws of the Surviving Corporation as of the Effective Time, until duly altered, amended or repealed in accordance with applicable Laws.

2.5                               Directors and Officers.  From and after the Effective Time, the directors and officers of Merger Subsidiary serving immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.6                               Conversion of Outstanding Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a)                                  Each share of common stock, no par value per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock, no par value per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(b)                                 Each Outstanding Common Share (i) shall be converted into the right to receive (A) the Closing Per Share Common Merger Consideration, payable (in accordance with Section 2.12) in cash to the holder thereof, without interest thereon, (B) the Closing Per Share Halsey Consideration, payable (in accordance with Section 2.12) in cash or Halsey Common Stock, as the case may be, to the holder thereof, without interest thereon, (C) subject to Section 8.4, the Per Share Parent Final Balance Sheet Adjustment Payment Amount, if any, and the Per Share Holdback Payment Amount, if any, payable in cash to the holder thereof, without interest thereon, pursuant to Section 2.12, (D) subject to Section 8.4, the Per Share Future Payment Amount for each Future Payment Distribution, if any, payable in cash to the holder thereof, without interest thereon, pursuant to Section 2.12, and (E) the Per Share Tax Refund Amount for each Tax Refund, if any, payable in cash to the holder thereof, without interest thereon, pursuant to Section 7.1(e), and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist.

(c)                                  Each share of Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.

2.7                               Treatment of Options.  At the Effective Time, and without any further action on the part of the parties hereto: (a) no Options shall be assumed by Halsey, Parent or the Surviving Corporation, (b) all Options shall terminate in accordance with their terms or the terms of the Stock Option Plan, as applicable, (c) the Unvested Options shall not entitle the holder thereof to receive any consideration hereunder, and (d) notwithstanding anything to the contrary in the Stock Option Plan or in any stock option agreement, as amended, each Vested Option shall be deemed to have been exercised immediately prior to the Effective Time and converted into the right to receive (i) an amount equal to the product of (A) the number of shares of Common Stock previously issuable immediately prior to the Effective Time if such Vested Option were exercised immediately prior to the Effective Time, multiplied by (B) the excess of (1) the Closing Per Share Common Merger Consideration over (2) the exercise price per share of Common Stock previously issuable pursuant to such Vested Option (the “Option Consideration”), payable (in accordance with Section 2.12) in cash to the holder thereof, without interest thereon, (ii) an amount equal to the product of (A) the Closing Per Share Halsey Consideration, multiplied by (B) the number of shares of Common Stock previously issuable immediately prior to the Effective Time if such Vested Option were exercised immediately prior to the Effective Time, payable (in accordance with Section 2.12) in cash or Halsey Common Stock, as the case may be, to the holder thereof, without interest thereon, (iii) an amount equal to the product of (A) subject to Section 8.4, the Per Share Future Payment Amount for each Future Payment, if any, multiplied by (B) the number of shares of Common Stock previously issuable immediately prior to the Effective Time if such Vested Option were exercised immediately prior to the Effective Time, payable in cash to the holder thereof, without interest thereon, pursuant to Section 2.12, (iv) an amount equal to the product of (A) subject to Section 8.4, the sum of (1) the Per Share Parent Final Balance Sheet Adjustment Payment Amount, if any, plus (2) the Per Share Holdback Payment Amount, if any, multiplied by (B) the number of shares of Common Stock previously issuable immediately prior to the Effective Time if such Vested Option were exercised immediately prior to the Effective Time, payable in cash to the holder thereof, without interest thereon, pursuant to Section 2.12, and (v) an amount equal to the product of (A) the Per Share Tax Refund Amount for each Tax Refund, if any, multiplied by (B) the number of shares of Common Stock previously issuable immediately prior to the Effective Time if such Vested Option were exercised immediately prior to the Effective Time, payable in cash to the holder thereof, without interest thereon, pursuant to Section 7.1(e).  The Company has taken such actions, including amending the Stock Option Plan and stock option agreements, as is required to facilitate the foregoing.

2.8                               Future Payments.

(a)                                  Subject to satisfaction of the condition precedent contained in Section 2.8(b) and the other provisions of this Section 2.8, including Section 2.8(e), (g) and (i), each of Halsey, Parent and the Surviving Corporation agree, jointly and severally, that it shall pay or cause to be paid (without duplication) the Initial Future Payment Amount on November 15, 2007 and the Final Future Payment Amount on November 14, 2008 (each a “Future Payment”) to the Securityholders.  The payment of such amounts to the Securityholders (each, a “Future Payment Distribution”) shall be made pro rata in accordance with the portion of the Merger Consideration each such Securityholder would otherwise have been entitled to receive under Section 2.6(b)(i)(D), Section 2.7(d)(iii) and Section 2.12, by virtue of ownership of Outstanding Shares and/or Vested Options immediately prior to the Effective Time.

(b)                                 It shall be a condition precedent to payment of the Initial Future Payment Amount hereunder that the Total Revenues of the Company for the period beginning on August 1, 2006 and ending on August 1, 2007 (the “First Performance Year”) be equal to or greater than $6,000,000 and it shall be a condition precedent to the payment of the Final Future Payment Amount hereunder that the Total Revenues of the Company for the period beginning on August 1, 2007 and ending on August 1, 2008 (the “Second Performance Year”) be equal to or greater than $8,000,000.  By way of example, (i) if Total Revenues for the First Performance Year are $6,000,000 and Total Revenues for the Second Performance Year are $7,000,000, then the Initial Future Payment shall be due and payable as provided above and the Final Future Payment shall not be due hereunder and (ii) if Total Revenues for the First Performance Year are $8,000,000 and Total Revenues for the Second Performance Year are $7,000,000, then the Initial Future Payment shall be due and payable as provided above and the Final Future Payment shall not be due hereunder.  The Surviving Corporation shall deliver or cause to be delivered to the Representative the Future Financial Statements for each of the First Performance Year and the Second Performance Year within 10 days after completion of each such Future Financial Statements by the Surviving Corporation.

(c)                                  In the event the Surviving Corporation elects for any reason to divest itself of a business division or product line, including by licensing any entire product line to an affiliated third party, during the First Performance Year or the Second Performance Year, Total Revenues for purposes of Section 2.8(b) shall be deemed to include the greater of: (i) the consideration received by the Surviving Corporation as a result of the sale or divestiture transaction or (ii) the revenue that would have been received by the Surviving Corporation from such division or product line for the remainder of the two year period based upon average monthly revenue for (y) the six months immediately preceding the sale or divestiture transaction or (z) the year ended December 31, 2005, whichever shall be greater, in each case, assuming an annualized growth rate of 10% in the amount of revenues calculated under paragraph (y) or (z) above. Notwithstanding the foregoing, in the event that the Surviving Corporation elects for any reason to divest itself of a business division, product line or asset to an Affiliate of the Surviving Corporation during the First Performance Year or the Second Performance Year, including by licensing any entire product line or asset to any such Affiliate, Total Revenues for purposes of Section 2.8(b) shall be deemed to include any revenues generated from such Affiliate directly as a result of such business division, product line or asset.

(d)                                 If Representative disagrees with the Total Revenues reflected in the Future Financial Statements for a particular performance year, then within 30 days (the “Notice Period”) after Representative’s receipt of such Future Financial Statements, Representative shall notify Parent of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement; provided, however, that the basis for any such disagreement shall be limited to an objection on the basis that the Total Revenues reflected in the Future Financial Statements were not determined in accordance with GAAP or that GAAP was not applied in the Future Financial Statements in a manner consistent with the financial statements of the Company for the year ended December 31, 2005.  Unless the Future Financial Statements reflect that Total Revenues exceed $6,000,000 for the First Performance Year and $8,000,000 for the Second Performance Year, during the Notice Period, Representative (either directly or through his representative(s)) shall have full access to all books and records of the Surviving Corporation and its Affiliates reflecting the computation of Total Revenues, and all supporting information related thereto, including but not limited to books and records necessary to compute any adjustments pursuant to Section 2.8(c) immediately above; provided that Representative and his representatives and Affiliates shall keep all such information confidential. In the event that Representative does not provide a Notice of Disagreement within the Notice Period, Representative shall be deemed to have accepted in full the amount of Total Revenues reflected in the Future Financial Statements as prepared by Parent, which shall be final, binding and conclusive for all purposes hereunder.  In the event that any Notice of Disagreement is timely provided, Parent and Representative shall use commercially reasonable efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements.  If, at the end of such period, Parent and Representative are unable to resolve such disagreements, then the Dallas, Texas office of PricewaterhouseCoopers LLP or, failing such accounting firm’s willingness to so serve, such other independent accounting firm of recognized national standing as may be mutually selected by Parent and Representative shall resolve any remaining disagreements; provided, however, if Parent and Representative are unable to so agree within 5 days after PricewaterhouseCoopers informs either Parent or Representative of its unwillingness to so serve (the “Decline Date”), then within 10 days after the Decline Date, each of Parent and Representative shall select an office of an independent accounting firm of recognized national standing and such two firms shall, within 15 days after the Decline Date, then select a third independent accounting firm of recognized national standing to resolve any remaining disagreements (any such accountants selected pursuant to this Section 2.8(d), the “Dispute Resolution Accounting Firm”).  Parent and Representative will enter into reasonable and customary arrangements for the services to be rendered by the Dispute Resolution Accounting Firm under this Section 2.8(d).  The Dispute Resolution Accounting Firm shall determine as promptly as practicable (and in any event within 30 days from the date that the dispute is submitted to it), to what extent (if any) the Total Revenues reflected in the Future Financial Statements require adjustment, limiting its review, however, only to the disagreements submitted in the Notice of Disagreement.  The determination by the Dispute Resolution Accounting Firm shall be final, binding and conclusive on the parties.  The costs, fees and expenses of the Dispute Resolution Accounting Firm shall be borne 50% by Parent and 50% by Representative.

(e)                                  The Stockholders and Representative (on behalf of the Securityholders) each acknowledge and agree that each Future Payment (1) is subject to offset pursuant to Section 8.4 and (2) is subordinate and subject in right of payment, priority and collection to any senior indebtedness of Halsey and any of its subsidiaries (the “Senior Indebtedness”) to the fullest extent provided in the Subordination Agreements.  Notwithstanding the immediately preceding sentence, to the fullest extent permitted in the Subordination Agreements, Securityholders shall be entitled to receive the Future Payments under and in strict accordance with the terms and conditions of this Section 2.8 provided that no Event of Default (as defined in the agreements governing the Senior Indebtedness) has occurred under the agreements governing the Senior Indebtedness, which is continuing or would exist immediately after giving effect to such payment, in which case the obligation of Halsey, Parent and the Surviving Corporation to pay or cause the payment of such Future Payment shall be tolled until such Event of Default is no longer continuing or would no longer exist after giving effect to such payment.  Halsey agrees promptly to notify Representative of the occurrence of any Event of Default upon receipt of notice of the Event of Default from the lender under the Senior Indebtedness.

(f)                                    Halsey covenants and agrees that the Halsey and its subsidiaries (on a consolidated basis) will not incur Senior Indebtedness that exceeds 3.5 times the trailing twelve month EBITDA of Halsey and its subsidiaries (on a consolidated basis).  As used herein, “EBITDA” means the consolidated earnings of the Halsey and its subsidiaries before interest, taxes, depreciation and amortization, as derived from the Future Financial Statements; provided, that any calculation of EBITDA for purposes hereof shall exclude (without duplication):  (i) any Company Transaction Costs, (ii) any payments (whether in the form of principal, interest or otherwise) to any provider to Halsey or its Affiliates of financing in connection with (A) the consummation of the transactions contemplated by this Agreement, (B) any recapitalization or reorganization of Halsey or its subsidiaries, (C) any merger or acquisition transaction, or (D) providing working capital following the Closing, and any expenses incurred in connection with any of the foregoing, (iii) any extraordinary expenses and losses, (iv) if, after the Closing, new accounting, computer or other office information technology systems, or major changes in any existing information technology systems or operations, are introduced, the cost of such systems or changes and any expenses associated therewith, (v) any net losses in respect of asset dispositions other than sales of inventory in the ordinary course of business, (vi) any charges for equity based compensation (including, without limitation, for employee stock options), and (vii) any Indemnifiable Losses incurred by a Parent Indemnitee pursuant to Article 8 of this Agreement and any indemnification payments received related thereto.  As used herein, “incur” means, with respect to any debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, guarantee or become liable in respect of such debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such debt or obligation on the balance sheet of such Person; provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as debt, becoming debt shall not be deemed an incurrence of such debt.

(g)                                 The parties hereto acknowledge and agree that the obligation of Halsey, Parent and the Surviving Corporation to make Future Payments (i) is an integral part of the Merger Consideration, in the absence of which the Company would not have entered into this Agreement, (ii) is not secured by any mortgage, lien, pledge, charge, financing statement, security interests, hypothecation, or other security device of any type, (iii) is a contractual right only, and shall not be evidenced by a certificate or other instrument, (iv) shall not bear any interest (except that Section 483 of the Code will apply to the Future Payments and Future Payments will be treated as interest income to the extent so treated by Section 483 of the Code), (v) shall not give rise to any voting rights or rights to receive any dividends declared or paid by Halsey, Parent, Merger Subsidiary, the Company or the Surviving Corporation, and (vi) does not represent an equity or ownership interest in any of Halsey, Parent, Merger Subsidiary, the Company or the Surviving Corporation.

(h)                                 The right of any Securityholder to receive a Future Payment shall not be assignable or otherwise transferable by such Securityholder, except by will, upon death or by operation of law.

(i)                                     In the event that the Surviving Corporation terminates the Marshall Employment Agreement other than for Cause, as defined in such agreement, or John Marshall terminates the Marshall Employment Agreement for Good Reason, as defined in and in compliance with the terms of such agreement, then Representative may declare the maximum then remaining Future Payments possible under this Section 2.8 (deeming for such purposes that all of the contingencies to such payments have been satisfied) (the “Accelerated Liabilities”) immediately due and payable upon not less than thirty (30) days’ advance written notice to Halsey; provided that the amount of such Accelerated Liabilities shall be equal to the present value of such Accelerated Liabilities, utilizing a discount rate of the prime rate of Halsey’s Senior Lender in effect on the date that such notice is delivered to Halsey.  For the avoidance of doubt, the provisions of this Section 2.8(i) shall not apply to the termination of the Marshall Employment Agreement for any other reason, including, without limitation, a termination upon the death or disability of John Marshall.

2.9                               [Intentionally Omitted].

2.10                        Closing of Transfer Books.  From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Stock shall thereafter be made.  From and after the Effective Time, the holders of Certificates evidencing ownership of Outstanding Shares or Outstanding Options immediately prior to the Effective Time shall cease to have any rights with respect to such Outstanding Shares or Outstanding Options, except as otherwise provided for in this Agreement or by applicable Law.

2.11                        Closing Payments.  Immediately after the Effective Time, Parent shall pay or deposit or cause to be paid or deposited, as the case may be, the following amounts by wire transfers of immediately available funds:

(a)                                  To such account(s) set forth on the Schedule of Estimated Company Transaction Costs, the estimated Company Transaction Costs that remain outstanding as of the

Closing Date (collectively, the sum of such payments for all payees of Company Transaction Costs being hereinafter referred to as the “Paid Company Transaction Costs”).

(b)                                 To each Person delivering a Pay Off Letter, the amount of Debt specified in such Person’s Pay Off Letter to the account designated by such Person in such Person’s Pay Off Letter.

2.12                        Payment for Shares.

(a)                                  Promptly following the Effective Time, Parent shall deliver or cause to be delivered:

(i)                                     To each record holder of Common Stock that has not previously received the same (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Parent, and which letter shall be in the form attached as Exhibit D hereto (the “Letter of Transmittal”), (B) instructions for effecting the surrender of such Certificates in exchange for the consideration such Stockholder has the right to receive in accordance with this Article 2, (C) a form of Release and (D) a form of Subordination Agreement; and

(ii)                                  To each holder of a Vested Option that has not previously received the same (A) an option surrender agreement in the form attached as Exhibit E hereto (the “Option Surrender Agreement”), (B) instructions for effecting the surrender of such Vested Option in exchange for the consideration such Optionholder has the right to receive in accordance with this Article 2, (C) a form of Release and (D) a form of Subordination Agreement.

(b)                                 As promptly as practicable after the Effective Time, Parent shall pay or cause to be paid the following amounts:

(i)                                     To each Stockholder holding a Certificate that immediately prior to the Effective Time represented Outstanding Common Shares that were converted into the right to receive the consideration described in Section 2.6(b), (A) promptly upon receipt by Parent of a completed and duly executed Letter of Transmittal, the Certificate and a duly executed Release and Subordination Agreement, (1) an amount equal to the product of (a) the number of Outstanding Common Shares previously represented by such Certificate, multiplied by (b) the Closing Per Share Common Merger Consideration and (2) an amount in cash or Halsey Shares, as the case may be, equal to the product of (a) the number of Fully Diluted  Target Shares previously represented by such Certificate, multiplied by (b) the Closing Per Share Halsey Consideration, and (B) thereafter in accordance with the terms of this Agreement, the other consideration, if any, described in Section 2.6(b) to the extent it becomes payable in accordance with this Agreement;

(ii)                                  To each Vested Optionholder whose Vested Options were converted into the right to receive the consideration described in Section 2.7, (A) promptly upon receipt by Parent of a completed and duly executed Option Surrender Agreement, the underlying Option award agreement relating to the Vested Options, and a duly executed Release and Subordination Agreement, (1) an amount equal to the aggregate Option Consideration for the

Vested Options surrendered pursuant to the Option Surrender Agreement and (2) an amount in cash or Halsey Shares, as the case may be, equal to the product of (a) the number of Fully Diluted  Target Shares previously represented by the Vested Options surrendered pursuant to such Option Surrender Agreement, multiplied by (b) the Closing Per Share Halsey Consideration, and (B) thereafter in accordance with the terms of this Agreement, the other consideration, if any, described in Section 2.7 to the extent it becomes payable in accordance with this Agreement.

(c)                                  Each of the Surviving Corporation, Parent and Halsey shall be entitled to deduct and withhold from the consideration otherwise payable to any Securityholder pursuant to this Article 2 any amounts as the Surviving Corporation, Parent or Halsey, as the case may be, is required to deduct and withhold with respect to such Securityholder as a result of the transactions contemplated by this Agreement under any provision of federal, state or local Tax law.  If the Surviving Corporation, Parent or Halsey, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Securityholders in respect of which the Surviving Corporation, Parent or Halsey, as the case may be, made such deduction or withholding.  No interest shall accrue or be paid on the cash payable upon the delivery of Certificates or Option Surrender Agreements.

(d)                                 None of Halsey, Parent, Merger Subsidiary, the Company, or the Surviving Corporation shall be liable to any Person in respect of any cash, dividends or distributions properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificates or Option Surrender Agreements shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any consideration payable to Securityholders pursuant to this Article 2 in respect of such Certificate or Option Surrender Agreement would otherwise escheat to or become the property of any Governmental Authority), any such cash, dividends or distributions payable in respect of such Certificate or Option Surrender Agreements shall, to the extent permitted by applicable Law, become property of the Surviving Corporation, free and clear of all Liens of any Person previously entitled thereto.

(e)                                  If any portion of the consideration pursuant to this Article 2 is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to Parent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not payable.

(f)                                    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Parent will issue in exchange for such lost, stolen or destroyed Certificate the consideration otherwise payable pursuant to this Article 2.

(g)                                 Any payments to any Securityholder under this Agreement shall be rounded up or down to the nearest whole cent.

2.13                        Post Closing Adjustment of Merger Consideration.  The consideration payable to Securityholders pursuant to this Article 2 shall be subject to adjustment as follows:

(a)                                  Post Closing Adjustment Procedure.

(i)                                     After the Closing, the Surviving Corporation shall prepare a balance sheet as of 11:59 p.m., California time, on the date immediately preceding the Closing Date (the “Final Closing Date Balance Sheet”) of the Company in accordance with this Agreement and GAAP applied consistently with the 2005 Balance Sheet.  The Final Closing Date Balance Sheet shall set forth the actual amounts of (A) Cash, (B) Working Capital and (C) Debt and shall be accompanied by the Final Tax Adjustment Statement.  The Surviving Corporation shall deliver to Representative the Final Closing Date Balance Sheet and the Final Tax Adjustment Statement (together with copies of all underlying work papers) within 75 days following the Closing Date.  For purposes of enabling the Representative to perform his duties under this Section 2.13, the Representative shall be entitled to retain such professional advisors as the Representative deems appropriate, and the fees and expenses incurred by the Representative (the “Representative’s Holdback Expenses”) shall be paid by Parent out of the Holdback Amount promptly after receipt of a written request by Representative therefor, and evidence reasonably satisfactory to Halsey of the incurrence thereof; provided, however, that the Representative’s Holdback Expenses to be paid by Parent out of the Holdback Amount shall not exceed $10,000.

(ii)                                  If Representative disagrees in whole or in part with the Final Closing Date Balance Sheet or the Final Tax Adjustment Statement, then within 30 days after its receipt of the Final Closing Date Balance Sheet and the Final Tax Adjustment Statement, Representative shall notify Parent of such disagreement in writing (the “Post Closing Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement; provided, however, that any such objection shall be limited to any failure on the part of the Surviving Corporation to prepare the Final Closing Date Balance Sheet and/or the Final Tax Adjustment Statement in accordance with this Agreement and to mathematical or similar errors.  To be effective, any such Post Closing Notice of Disagreement shall include a copy of the Surviving Corporation’s Final Closing Date Balance Sheet and Final Tax Adjustment Statement marked to indicate those specific items that are in dispute (the “Disputed Line Items”) and shall be accompanied by Representative’s calculation of each of the Disputed Line Items and Representative’s revised Final Closing Date Balance Sheet and revised Final Tax Adjustment Statement setting forth its determination of Cash, Debt, Working Capital and the Closing Income Tax Amount.  To the extent Representative provides a Post Closing Notice of Disagreement within such 30 day period, all items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder.  In the event that Representative does not provide a Post Closing Notice of Disagreement within such 30 day period, Representative shall be deemed to have accepted in full the Final Closing Date Balance Sheet and the Final Tax Adjustment Statement as prepared by the Surviving Corporation, which shall be final, binding and conclusive for all purposes hereunder.

(iii)                               In the event any Post Closing Notice of Disagreement is timely provided and contains the proper information as aforesaid, Parent and Representative shall use commercially reasonable efforts for a period of 15 days (or such longer period as they may mutually agree) to resolve any Disputed Line Items.  During such 15 day period, Parent and Representative shall have access to the working papers, schedules and calculations of the other used in the preparation of the Final Closing Date Balance Sheet, the Final Tax Adjustment Statement and the Post Closing Notice of Disagreement.  If, at the end of such period, Parent and Representative are unable to resolve such Disputed Line Items, then the Dallas, Texas office of PricewaterhouseCoopers LLP or, failing such office’s willingness to so serve, such other independent accounting firm of recognized national standing as may be mutually selected by Parent and Representative, shall resolve any remaining Disputed Line Items; provided, however, if Parent and Representative are unable to so agree within 5 days after PricewaterhouseCoopers informs either Parent or Representative of its unwillingness to so serve (the “PWC Decline Date”), then within 10 days after the PWC Decline Date, each of Parent and Representative shall select an office of an independent accounting firm of recognized national standing and such two firms shall, within 15 days after the PWC Decline Date, then select a third independent accounting firm of recognized national standing to resolve any remaining Disputed Line Items (any such accountants selected pursuant to this Section 2.13 to resolve Disputed Line Items, the “Settlement Accountants”).  Parent and Representative will enter into reasonable and customary arrangements for the services to be rendered by the Settlement Accountants under this Section 2.13.  The Settlement Accountants shall determine as promptly as practicable (and in any event within 30 days from the date that the dispute is submitted to it), whether the Final Closing Date Balance Sheet and the Final Tax Adjustment Statement were prepared in accordance with this Agreement and whether and to what extent (if any) the Final Closing Date Balance Sheet and/or the Final Tax Adjustment Statement requires adjustment, limiting its review, however, only to the Disputed Line Items so submitted.  The Settlement Accountants shall only resolve each Disputed Line Item by choosing the amounts submitted by either Parent or Representative for such Disputed Line Item.  The Surviving Corporation and Representative shall each furnish to the Settlement Accountants such workpapers and other documents and information relating to the disputed issues, and shall provide interviews and answer questions, as such Settlement Accountants may reasonably request.  The determination of the Settlement Accountants shall be final, conclusive and binding on the parties.  The fees and expenses of the Settlement Accountants shall be paid one half by each of Parent and Representative.

(iv)                              The Final Closing Date Balance Sheet and the Final Tax Adjustment Statement (as accepted by Representative pursuant to clause (i) above or as agreed upon by Representative and Parent or as determined by the Settlement Accountants pursuant to clause (iii) above) shall be the “Final Closing Date Balance Sheet” and “Final Tax Adjustment Statement.”

(b)                                 Post Closing Merger Consideration Adjustment.  The Merger Consideration shall be adjusted, upwards or downwards, as follows:

(i)                                     If the Final Adjustment Amount is a negative number, then (A) the Merger Consideration shall be adjusted downwards in an amount equal to the absolute value of the Final Adjustment Amount (the “Parent Final Balance Sheet Reduction Amount”) and (B) (1) if the Parent Final Balance Sheet Reduction Amount is equal to or greater than the Holdback

Amount, then Parent shall retain the entire Holdback Amount and the parties shall have the rights and responsibilities with respect to the amount equal to the excess of the Parent Final Balance Sheet Reduction Amount over the Holdback Amount as are provided in Article 8 and (2) if the Parent Final Balance Sheet Reduction Amount is less than the Holdback Amount, then, subject to Section 8.4, Parent shall retain that portion of the Holdback Amount equal to the Parent Final Balance Sheet Reduction Amount and pay an amount equal to the excess of the Holdback Amount over the Parent Final Balance Sheet Reduction Amount to the Securityholders in accordance with Section 2.6(b)(i)(C), Section 2.7(d)(iv) and Section 2.12.

(ii)                                  If the Final Adjustment Amount is a positive number (or zero), then (A) the Merger Consideration shall be adjusted upwards in an amount equal to the Final Adjustment Amount (if any) (the “Parent Final Balance Sheet Adjustment Payment Amount”) and (B) subject to Section 8.4, Parent shall pay or cause to be paid to the Securityholders the Parent Final Balance Sheet Adjustment Payment Amount (if any) and the Holdback Amount in accordance with Section 2.6(b)(i)(C), Section 2.7(d)(iv) and Section 2.12.

(iii)                               Amounts to be paid pursuant to subclause 2.13(b)(i) and (ii) above shall bear interest from the Closing Date to the date of such payment at a rate equal 5% per annum.

(iv)                              Payments in respect of subclause (i) or (ii) above shall be made within three Business Days of the determination of the Final Closing Date Balance Sheet pursuant to this Section 2.13 by wire transfer of United States dollars in immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.

(v)                                 Representative’s Holdback Expenses, if any, in an amount not to exceed $10,000, shall be paid out of the Holdback Amount prior to any disposition of any portion of the Holdback Amount under Section 2.13(b)(i) or (ii).

2.14                        Additional Agreements.

(a)                                  The articles of incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the articles of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company, unless such modification shall be required by applicable Law.

(b)                                 To the extent an individual is participating prior to the Closing, each individual employed by the Surviving Corporation immediately following the Effective Time (a “Surviving Corporation Employee”) shall be entitled, during the period of his or her employment by the Surviving Corporation after the Effective Time, to participate, to the extent such individual is eligible pursuant to the terms of the Surviving Corporation Health and Retirement Arrangements (as defined below) after receiving credit for prior services provided to the Company pursuant to this Section 2.14(b) (each such eligible employee an “Eligible Employee”), in the group health insurance arrangement sponsored by the Surviving Corporation and in the retirement savings plan sponsored by the Surviving Corporation that is qualified under section 401(a) of the Code (together the “Surviving Corporation Health and Retirement Arrangements”), which arrangements will for a period of one year after the Effective Time provide group health and retirement savings benefits substantially comparable in the aggregate to those provided to the Eligible Employees immediately prior to the Effective Time.  All Eligible Employees shall, to the extent permitted by Law, receive credit for purposes of eligibility to participate and vesting under the Surviving Corporation Health and Retirement Arrangements for the period of continuous prior service with the Company ending immediately prior to the Effective Time.  To the extent consistent with Law, the Surviving Corporation shall use commercially reasonable efforts to cause any and all preexisting condition limitations and evidence of insurability requirements under its group health insurance arrangement to be waived with respect to Eligible Employees and their eligible dependents and shall provide them with credit for any copayments and deductibles paid prior to the Effective Time with respect to the Company’s group health insurance arrangement for purposes of satisfying any applicable deductible, out of pocket, or similar requirements under any Surviving Corporation Health and Retirement Arrangements in which they are eligible to participate immediately following the Effective Time.  In addition, following the Effective Time, the Surviving Corporation will continue the vacation policies of the Company and will credit the Surviving Corporation Employees with vacation accruals earned by such individuals immediately prior to the Effective Time for services provided to the Company in accordance with the policies of the Company immediately prior to the Effective Time.  Nothing in this Agreement is intended to create, or shall have the effect of creating, any obligation of the Surviving Corporation to provide any level of compensation and/or benefits to a Surviving Corporation Employee other than as set forth in this Section 2.14(b), including, but not limited to, any obligation of the Surviving Corporation to grant future equity based awards to Surviving Company Employees.  Nothing in this Agreement is intended to create, or shall have the effect of creating, any obligation of the Surviving Corporation to continue to employ any or all of the Surviving Corporation Employees for any period of time following the Effective Time or to limit the ability of the Surviving Corporation to sponsor or make available additional or superior Surviving Corporation Health and Retirement Arrangements.

ARTICLE 3.
CLOSING DELIVERIES

3.1                               Parent Deliveries.

(a)                                  Concurrently with the execution of this Agreement, Halsey, Parent and Merger Subsidiary shall deliver or cause to be delivered to the Representative resolutions of the Boards of Directors of each of Halsey, Parent and Merger Subsidiary, certified by their respective Secretaries, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by such Person, and the consummation of the transactions contemplated hereby, copies of which are attached hereto as Exhibits F 1, F 2 and F 3.

(b)                                 At the Closing, Halsey, Parent and Merger Subsidiary shall deliver or cause to be delivered:

(i)                                     to the Company, an opinion of Vinson & Elkins L.L.P., counsel to Halsey, Parent and Merger Subsidiary, dated the Closing Date, a form of which is attached hereto as Exhibit G 1;

(ii)                                  to the Representative, the Halsey Closing Certificate; and

(iii)                               to the Representative, counterparts of the agreements listed on Schedule C hereto, executed by the Surviving Corporation.

3.2                               Company Deliveries.

(a)                                  Concurrently with the execution of this Agreement, the Company shall deliver or cause to be delivered to Parent:

(i)                                     the Estimated Closing Balance Sheet;

(ii)                                  an Accounts Receivable Aging Schedule;

(iii)                               the Estimated Tax Adjustment Statement;

(iv)                              the Schedule of Estimated Company Transaction Costs; and

(v)                                 a resolution of the Board of Directors of the Company, certified by the Company’s Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by the Company, and the consummation of the transactions contemplated hereby in accordance with the CGCL and the Company’s certificate of incorporation and bylaws, a copy of which is attached hereto as Exhibit H;

(b)                                 At the Closing, the Company shall deliver or cause to be delivered:

(i)                                     an action by written consent of the Required Securityholders, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by the Company or the Representative, and the consummation of the transactions contemplated hereby in accordance with the CGCL and the Company’s certificate of incorporation and bylaws, a form of which is attached hereto as Exhibit I;

(ii)                                  the Company Closing Certificate;

(iii)                               an opinion of Richter Law Offices counsel to the Company, dated the Closing Date, a form of which is attached hereto as Exhibit G 2;

(iv)                              counterparts of each Release, executed by each of the Securityholders;

(v)                                 counterparts of the agreements listed on Schedule C hereto, executed by each of the Persons listed on Schedule C hereto and dated the Closing Date;

(vi)                              resignations of the directors of the Company and such officers as requested by Parent;

(vii)                           evidence reasonably satisfactory to Parent of the replacement of the Company’s bank account signatories with Parent’s designees;

(viii)                        evidence reasonably satisfactory to Parent that the Company and the Securityholders, as applicable, have terminated each of the Terminated Agreements;

(ix)                                a certificate, in form and substance reasonably acceptable to Parent meeting the requirements of Sections 1.897 2(h) and 1.1445 2(c) of the Treasury Regulations, duly completed and executed by the Company certifying that the Outstanding Shares and Outstanding Options are not United States real property interests;

(x)                                   any Letters of Transmittal and Option Surrender Agreements executed by the Securityholders prior to or on the Closing Date and in the possession of the Company on the Closing Date;

(xi)                                a Subordination Agreement, in the form attached hereto as Exhibit J, executed by the Securityholders;

(xii)                             the Transaction Costs Releases;

(xiii)                          evidence that each of U.S. Patent Application Nos. (1) 60/483,449 filed June 26, 2003, (2) 60/350,126 filed January 18, 2002, (3) 10/348,211 filed January 16, 2003, (4) 10/601,054 filed June 20, 2003, and (5) 60/390,514 filed June 21, 2002 has been assigned to the Company; and

(xiv)                         fully executed copies of the At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, in the form attached hereto as Exhibit L, executed by each employee of the Company except Stephen Turner;

(xv)                            the Confidentiality, Invention Assignment and Arbitration Deed, in the form attached hereto as Exhibit M, executed by each of Stephen Turner and ClickTracks Web Analytics UK, Ltd.;

(xvi)                         the Invention Assignment, in the form attached hereto as Exhibit N, executed by each of Lisa Deverse and the Company; and

(xvii)                      fully executed copies of the Exchange Agreement, in the form attached hereto as Exhibit O, executed by each Person the Company promised or agreed to award Options to who never received such Options.

3.3                               Mutual Deliveries.  Concurrently with the execution of this Agreement, the parties hereto shall jointly prepare and deliver to each other in good faith an itemized schedule containing a calculation of the adjustments to the cash portion of the Merger Consideration set forth in Article 2, in the form attached hereto as Schedule A.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY

The Company represents and warrants to each of Halsey, Parent and Merger Subsidiary as follows:

4.1                               Corporate Status.

(a)                                  The Company is duly incorporated, validly existing and in good standing under the laws of the State of California and (i) has the requisite corporate power and authority to own, operate, use or lease its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to have such power and authority or to be so qualified, licensed or authorized would not, individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect.  Section 4.1 of the Company Disclosure Schedule lists all jurisdictions in which the Company is qualified to do business.

(b)                                 The Company has no subsidiaries and does not, directly or indirectly, own any interest in any corporation, partnership, limited liability company, limited partnership, joint venture or other business association or entity, foreign or domestic, except for ClickTracks Web Analytics UK Ltd, a private limited company (the “UK Sub”).  The UK Sub was formed on June 10, 2005, and is duly organized, validly existing and in good standing under the laws of England and Wales.  Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, the UK Sub has no assets or liabilities and has not conducted any business since its formation.  The directors, officers and employees of the UK Sub are as set forth in Section 4.1(b) of the Company Disclosure Schedule.

(c)                                  The Company has delivered to Parent a copy of the articles of incorporation and bylaws (or similar organization document), as amended, of the Company, each copy being complete and correct and in full force and effect on the date hereof, and no amendment or modification has been filed, recorded or is pending or contemplated thereto.

4.2                               Authority.  The Company has all requisite corporate power and authority to enter into this Agreement and any other agreements contemplated hereby to which the Company is or will be a party (collectively, the “Company Agreements”) and to consummate the transactions contemplated hereby or thereby.  The execution and delivery of the Company Agreements by the Company and the consummation of the transactions contemplated thereby have been duly and validly authorized by the Board of Directors and shareholders of the Company and no other corporate proceedings, including approval of the shareholders of the Company, are necessary to authorize the execution, delivery and performance of the Company Agreements, or to consummate the transactions contemplated thereby.  The Company Agreements have been (or upon execution and delivery will be) duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitute (or will constitute) legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to laws limiting the availability of specific performance, injunctive relief and other equitable remedies and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application now or hereafter in effect generally relating to or affecting creditors’ rights.

4.3                               No Conflict; Consents; Approvals.  Except as set forth in Section 4.3 of the Company Disclosure Schedule, neither the execution, delivery and performance of the Company Agreements by the Company, nor the consummation by the Company of the transactions contemplated thereby, will (i) violate, conflict with or result in the breach of any term or provision of the articles of incorporation or bylaws of the Company, (ii) conflict with or violate any Law applicable to the Company or any of its assets, properties or businesses or any judgment, order, decree, stipulation, injunction, charge or other restriction of any Governmental Authority to which the Company is subject or (iii) conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of payment, consent, purchase, termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Outstanding Shares or on any of the material assets or properties of the Company pursuant to any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, franchise, Permit, voting trust or voting agreement, stockholder agreement, proxy, organizational agreement or document, or Material Contract except for, in the case of clauses (ii) and (iii), such violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration, suspension, revocation or cancellation or creation of any Encumbrance which would not, individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect.  Except for those required filings, registrations, consents and approvals listed in Section 4.3 of the Company Disclosure Schedule, no filing or registration with, or notice to, and no Permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery of the Company Agreements by the Company or for the consummation by the Company of the transactions contemplated thereby.

4.4                               Capitalization.

(a)                                  Set forth in Section 4.4(a) of the Company Disclosure Schedule are the authorized and outstanding shares of capital stock and Options of the Company (and (i) the exercise, conversion, purchase, exchange or other similar price thereof and (ii) whether such Options are vested or unvested and the vesting schedule thereof).  Other than the Common Stock and the Options, there are no other outstanding equity securities of the Company, including options, warrants or other rights to subscribe for, purchase or acquire from the Company any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company.  The securities set forth in Section 4.4(a) of the Company Disclosure Schedule constitute all of the issued and outstanding equity securities of the Company.  All of the Outstanding Shares and the other equity securities set forth in Section 4.4(a) of the Company Disclosure Schedule are held of record and beneficially by the applicable holder set forth in such schedule.  All of the issued and outstanding shares of Common Stock (A) have been duly authorized and validly issued and are fully paid and nonassessable, (B) are not subject to any preemptive rights, (C) have not been issued in violation of any preemptive rights and (D) have not been issued in violation of any federal or state securities Laws.  Section 4.4(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all directors and executive officers of the Company.

(b)                                 Except as set forth in Section 4.4(a) of the Company Disclosure Schedule, there are (i) no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company, and (ii) no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or Options or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.  There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which holders of capital stock of, or equity interests in, the Company have the right to vote.

(c)                                  At the Effective Time, each Option automatically terminates and is forfeited and no longer in force or effect in accordance with its terms or the terms of the Company’s 2004 Stock Option Plan, as amended (the “Stock Option Plan”), as applicable, without any further action required by the Company or the holder thereof, and no Options shall be assumed by Halsey, Parent or the Surviving Corporation.

4.5                               Financial Statements; Debt.

(a)                                  The Company has delivered to Parent true, complete and correct copies of (i) the unaudited balance sheet as of December 31, 2005 and related statements of operations, changes in stockholders’ equity and changes in financial position for the Company for the three year periods ended December 31, 2005, December 31, 2004 and December 31, 2003, respectively, and the related notes thereto (collectively, the “Prior Financial Statements”), and (ii) the unaudited balance sheet as of June 30, 2006 and related statements of operations, changes in stockholders’ equity and changes in financial position for the Company, and the related notes thereto (the “2006 Financial Statements”) for the six month period then ended (the Prior Financial Statements and the 2006 Financial Statements shall collectively be referred to as the “Financial Statements”).  The June 30, 2006 balance sheet is referred to herein as the “Reference Balance Sheet.”

(b)                                 Except as set forth in Section 4.5 of the Company Disclosure Schedule, the Financial Statements, together with the notes thereto, have been prepared in accordance with GAAP and fairly present in all material respects the financial condition and the results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby, except that the 2006 Financial Statements do not contain all notes required by GAAP and are subject to normal year end adjustments consistent in amounts with the Prior Financial Statements.

(c)                                  The Company has no outstanding Debt, other than Debt that is set forth in Section 4.5 of the Company Disclosure Schedule.

(d)                                 All Affiliate Indebtedness reflected in the Reference Balance Sheet and all Affiliate Indebtedness of the Company that has arisen since the date of the Reference Balance Sheet (i) represents bona fide amounts due to the Company from the obligors thereof, (ii) is an uncontested, unconditional obligation of the obligors thereof and is not in dispute or subject to any valid defense, offset, counterclaim, right of return or agreement which varies the terms thereof, and (iii) will be paid in full in accordance with its terms.

4.6                               Real Property.

(a)                                  The Company does not own any real property.

(b)                                 The real property demised by the leases set forth in Section 4.6 of the Company Disclosure Schedule constitutes all of the real property leased by the Company.  Section 4.6 of the Company Disclosure Schedule sets forth, with respect to the leased real property, (i) the street address of each parcel of leased real property, (ii) the identity of the lessor and lessee of each such parcel of leased real property, (iii) the expiration date of the lease pertaining to each such parcel of leased real property, and (iv) the amount of monthly or annual rent payable by the lessee to the lessor of such real property.

(c)                                  Each lease described in Section 4.6 of the Company Disclosure Schedule is a valid and binding obligation of the parties thereto and is in full force and effect without amendment and the Company enjoys peaceful and undisturbed possession thereunder.  Except as otherwise described in Section 4.6 of the Company Disclosure Schedule, the Company is not, and to the Knowledge of the Company, no other party is, in default under any lease described in Section 4.6 of the Company Disclosure Schedule and to the Company’s Knowledge, no condition exists which could reasonably be expected to cause a default under any lease described in Section 4.6 of the Company Disclosure Schedule.  All leasehold interests described in Section 4.6 of the Company Disclosure Schedule (including the improvements thereon) are available for immediate use in the conduct of the business and operations of the Company as currently conducted.

4.7                               Title to and Sufficiency of Assets; Liens.

(a)                                  The Company owns, leases or has the legal right to use, pursuant to the Material Contracts disclosed in Section 4.8(a) of the Company Disclosure Schedule, all the properties and assets used by the Company in the operation of its business, including, without limitation, the assets reflected in the Reference Balance Sheet (except for inventory or other assets disposed of in the ordinary course of business as presently conducted) (all such properties and assets being the “Assets”) and in each case subject to no Encumbrances, except Permitted Encumbrances.

(b)                                 All tangible assets owned or used by the Company in the operation of its business (including all assets held by the Company under leases and licenses), taken as a whole, are in good operating condition and repair for assets of like type and age, subject to ordinary wear and tear, and are adequate for the continued conduct of such business as currently conducted, and as currently proposed to be conducted.

4.8                               Material Contracts.

(a)                                  Section 4.8(a) of the Company Disclosure Schedule contains a correct and complete list of all Material Contracts (and all amendments, modifications and supplements thereto) to which the Company is a party or by which any of the properties or assets of the Company are bound as of the date hereof.  As used herein, “Material Contracts” means, whether written or oral, each of the following:

(i)                                     each agreement or arrangement of the Company that requires the payment or incurrence of liabilities, or the rendering of services, by the Company of more than $10,000 or that has a duration in excess of one year (excluding purchase orders entered into in the ordinary course of business consistent with past practice);

(ii)                                  each partnership, joint venture or other similar agreement;

(iii)                               each agreement, arrangement, contract or commitment restricting or otherwise affecting the ability of the Company to compete in any jurisdiction, or by which another Person has agreed not to compete with the Company in any jurisdiction;

(iv)                              each employment, product design or development, assignment of invention, personal services, consulting, non competition, non disclosure, retention, severance, bonus, golden parachute, or indemnification agreement that is executory or under which the Company has any outstanding or potential obligation;

(v)                                 each agreement for the sale of a material amount of Assets or a sale of stock and which was executed within the prior two years of the date hereof;

(vi)                              each distribution agreement currently in effect;

(vii)                           each agreement granting rights of first refusal or first negotiation;

(viii)                        each lease, rental or occupancy agreement, installment and conditional sale agreement, and any other agreement affecting the ownership of, or leasing of, title to or use of any real properties;

(ix)                                each indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment relating to Debt;

(x)                                   each collective bargaining agreement or other agreement with any labor union;

(xi)                                each Plan, including all single employer or multiemployer pension, profit sharing, retirement, bonus, vacation, option, annuity, bond purchase, deferred compensation, group life, health and accident insurance and other welfare benefit plans, agreements, arrangements, or commitments, whether or not legally binding;

(xii)                             each agreement pursuant to which the Company has agreed to settle any liability for Taxes or agreed to shift or allocate the liability of the Company or any other Person for Taxes;

(xiii)                          each agreement involving the licensing of Intellectual Property used by the Company (excluding “clickwrap” or “shrinkwrap” agreements or agreements for readily available off the shelf software, or the terms of use or service for any publicly available website), including, but not limited to, all agreements whereby the Company has been licensed, has licensed or sublicensed, is obligated to pay any royalty or other fee for the use of or right to use, or any third party (including any current or former employee or officer of the Company) has retained, acquired or licensed the right to use, any Intellectual Property owned or used by the Company;

(xiv)                         all agreements to which the Company and (A) any Securityholder or any director or executive officer of the Company or (B) any Affiliate of the Company, any Affiliate of a Securityholder, or any Affiliate of any director or executive officer of the Company is a party;

(xv)                            all powers of attorney;

(xvi)                         all agreements either (A) requiring any payments or (B) the terms of which provide for an increase in the amount of any payment, in either case solely because of the execution of this Agreement or the consummation of the transactions contemplated hereby; and

(xvii)                      each other existing agreement, not otherwise covered by clauses (i) through (xvi), that is material to the business of the Company or that was not entered into in the ordinary course of business as presently conducted.

(b)                                 Set forth in Section 4.8(b) of the Company Disclosure Schedule is a list of each standard contract, including “clickwrap” or “shrinkwrap,” for the sale of web analytics, bid management, agency solutions and/or click fraud solutions.  Set forth in Section 4.8(b) of the Company Disclosure Schedule is a list of all contracts between the Company and its 10 largest customers (based on sales during the calendar year 2005) pertaining to the products listed in the immediately preceding sentence that are not in the standard form set forth in Section 4.8(b) of the Company Disclosure Schedule.

(c)                                  Except as disclosed in Section 4.8(c) of the Company Disclosure Schedule:

(i)                                     neither the Company nor, to the Knowledge of the Company, any other party to a Material Contract, is in material breach thereof or default thereunder, or has given notice of breach or default to any other party thereunder;

(ii)                                  neither the Company nor, to the Knowledge of the Company, any other party to a Material Contract, is seeking to renegotiate such Material Contract;

(iii)                               no rights to terminate, renegotiate or modify any Material Contract will arise as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; and

(iv)                              each Material Contract is valid and binding on the Company and, to the Knowledge of the Company, each counterparty thereto in accordance with its terms, and each Material Contract is in full force and effect, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors’ rights, and each party thereto has performed in all material respects all obligations required to be performed by it.

(d)                                 The Company has made available to Parent a correct and complete copy of each written Material Contract (including all amendments thereto) listed in Section 4.8(a) of the Company Disclosure Schedule and each contract listed on Section 4.8(b) of the Company Disclosure Schedule.

(e)                                  The Company has entered into valid and binding contracts with each Person to whom it has provided software or services and such contracts have disclaimed all implied warranties, capped direct damages, and required the receiving party to waive any consequential, indirect, special, exemplary and punitive damages.

4.9                               Intellectual Property.

(a)                                  Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)                                     “Company Intellectual Property” shall mean any Intellectual Property, including the Company Registered Intellectual Property, that is either used in the conduct of the business of the Company (including research and development activities) as currently conducted by the Company or otherwise owned by the Company.

(ii)                                  “Company Owned Intellectual Property” shall mean any Company Intellectual Property that is owned or purportedly owned by, or exclusively licensed to, the Company.

(iii)                               “Company Products” means hardware, software and other products or services that have been or are produced, marketed, licensed, sold, imported, distributed or performed by or on behalf of the Company, and products and services currently under development by the Company.

(iv)                              “Company Registered Intellectual Property” shall mean any and all of the following, including United States and other international and foreign, which are owned (in whole or in part) by, registered or filed in the name of, or applied for, by the Company: (a)Patents; (b) Trademarks; (c) Copyrights; and (d) any other Intellectual Property right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority or Governmental Authority at any time.

(v)                                 “Company Source Code” means, collectively, any material Software or confidential manufacturing specifications or designs, any material portion or aspect thereof, or any material proprietary information or algorithm contained in any Software or confidential manufacturing specifications or designs, of any Company Products.

(vi)                              “Intellectual Property” shall mean all intellectual property rights (common law, statutory or otherwise) and all United States and other foreign and state registrations and applications for intellectual property rights, including:  (a) trademarks, service marks, trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefore and domain names (“Trademarks”); (b) patents, provisional patents and utility models and applications therefor, all reissues, divisions, re examinations, renewals, extensions, continuations, and continuations in part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures, invention certificates, and the like (“Patents”); (c) copyrights, copyright registrations and applications therefor, all database rights, mask work rights and other rights corresponding thereto throughout the world (“Copyrights”); (d) all proprietary and confidential information, including technical data, customer and supplier lists and other rights in privacy, trade secrets, know how and techniques (“Trade Secrets”); (e) all registered and unregistered design rights and industrial designs and any pending registrations and applications therefor throughout the world (“Designs”); (f) all rights in world wide web addresses or uniform resource locators and domain names and applications and registrations therefor (“Internet Properties”); (g) Moral Rights; (h) any works of authorship, including computer programs, algorithms, routines, source code and executable code (whether embodied in firmware, software or otherwise), documentation, designs, design elements, graphic user interface, order of operations, information presentation strategies, so called “look and feel”, files, software structure or architecture depictions, diagrams, flow charts, computer programming notes and development records and associated data (“Software”); (i) inventions (whether or not patentable), discoveries, improvements, customizations, enhancements, modifications, derivative works and other technology (“Improvements”); (j) databases, data compilations and collections and technical data (“Data”); (k) tools, methods, processes, devices, prototypes, schematics, chip design, bread boards, integrated circuit topography, net lists, mask works, test methodologies and test results as well as hardware and Software development tools (“Tools”); (l) any and all releases, versions, works in progress and instantiations of all the foregoing in any form and embodied in any media; and (m) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(vii)                           “IP Licenses” shall mean the contracts to which the Company is a party with respect to any Intellectual Property licensed to or by, or created for or by, the Company.

(viii)                        “Moral Rights” means any right to be associated with the authority of any work or creation, to protect the integrity of any work or creation, to claim authorship to any work or creation, or to object to any distortion, mutilation, or other modification or other derogatory action in relation to any work or creation, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a so called “moral right”.

(ix)                                “Open Source Materials” means all software or other material that is distributed under licensing or distribution terms which may require disclosure of source code of any modifications, changes or combinations (e.g. the GNU General Public License and the GNU Lesser Public License).

(x)                                   “Personal Information” means the type of information regulated by the applicable Laws and collected, used or disclosed by the Company including, without limitation, information about an identifiable individual, such as an individual’s name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.

(xi)                                “Privacy Policies” means all privacy, data protection and similar policies adopted or used by the Company in respect of Personal Information, including any complaints process.

(b)                                 Ownership.

(i)                                     Except as set forth on Section 4.9(b)(i) of the Company Disclosure Schedule, the Company owns, has a valid license to use, or otherwise has the right to use each item of Intellectual Property as currently used or (if not currently used, as held for use) in the business of the Company, free and clear of all Encumbrances.  The Company Intellectual Property constitutes all the Intellectual Property used in or necessary to, or would be infringed by, the conduct of the business of the Company as it currently is conducted, including the operation, design, development, manufacture, use, import, distribution and sale of Company Products.  The Company has not permitted the Company’s rights in Company Owned Intellectual Property used in the operation of its business to lapse or enter the public domain.

(ii)                                  In each case in which the Company has acquired any Intellectual Property from any Person (including all current and former employees, individual consultants and independent contractors of the Company who independently or jointly contributed to the conception, reduction to practice, creation or development of any of the Company Owned Intellectual Property), the Company has obtained a valid and enforceable assignment sufficient to irrevocably (A) transfer all rights in and to all such Intellectual Property (including the right to seek past and future damages with respect thereto) to the Company; and (B) except as set forth on Section 4.9(b)(ii) of the Company Disclosure Schedule, waive any Moral Rights.

(iii)                               All Company Owned Intellectual Property was written and created solely by either (A) employees acting within the scope of their employment or (B) third parties who have validly and irrevocably assigned all of their rights, including rights related to Intellectual Property, to the Company and have irrevocably waived all Moral Rights with respect thereto.  No third party owns or has any rights to any Company Owned Intellectual Property.

(c)                                  Registered and Unregistered Intellectual Property.

(i)                                     Section 4.9(c)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual

Property has been issued or registered and lists any applications, proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (“PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

(ii)                                  Each item of Company Registered Intellectual Property is currently in compliance with all Laws and is valid and subsisting (or in the case of applications, applied for) and all documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark, Internet, or other authorities in the United States or other foreign jurisdictions, as the case may be, for the purposes of applying for, perfecting, prosecuting and maintaining such Company Registered Intellectual Property, except where the failure to file would not otherwise cause a Company Material Adverse Effect.  All necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid.  There are no actions that must be taken by the Company within 120 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.  The Company has not taken any action, or failed to take any action, in applying for, perfecting, prosecuting and maintaining such Company Registered Intellectual Property.

(iii)                               All Trademarks (registered, unregistered and including intent to use applications) are set forth on Section 4.9(c)(iii) of the Company Disclosure Schedule and are in full force and effect, have not been canceled, expired, abandoned or made the subject of any opposition, cancellation, reissue, re examination, interference or equivalent proceeding and are valid and enforceable.

(d)                                 Non Infringement.

(i)                                     The Company has not received notice from any Person has alleged that the activities or the conduct of the business of the Company has or does infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any third party, and, to the Company’s Knowledge, no Person has challenged the ownership, use, validity, enforceability or registrability of any Company Intellectual Property.

(ii)                                  Except as set forth on Section 4.9(d)(ii) of the Company Disclosure Schedule, there is no material unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company Owned Intellectual Property by any third party, including any employee.  The Company has not brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any agreement involving the Company Intellectual Property.

(iii)                               The operation of the business of the Company as such business currently is conducted or is contemplated to be conducted by the Company, including (i) the design, development, manufacture, distribution, reproduction, use, importation, marketing or sale of the Company Products and (ii) the Company’s use of any product, device or process, has not, does not, and will not when conducted by the Surviving Corporation in substantially the same manner following the Closing, (A) infringe or misappropriate the Intellectual Property or other right of any Person or (B) constitute unfair competition, passing off or unfair trade practices under the laws of any jurisdiction where the Company does business.

(e)                                  IP Licenses.

(i)                                     Section 4.9(e)(i) of the Company Disclosure Schedule sets forth a true and correct list of all Company Products and, for each Company Product, all Intellectual Property of a third party used in such Company Product and the IP License pursuant to which the Company acquired the right to use such Intellectual Property.  No Person who has licensed any Intellectual Property to the Company has ownership rights or license rights to modifications, improvements or derivative works made by or for the Company in such Intellectual Property.

(ii)                                  Section 4.9(e)(ii) of the Company Disclosure Schedule lists all contracts to which the Company is a party pursuant to which a third party has licensed or transferred any Company Intellectual Property to the Company (other than with respect to standard, generally commercially available “off the shelf” products that are not material components redistributed with Company Products and that have an individual acquisition cost or annual licensing fee of $5,000 or less, or non disclosure agreements in the ordinary course of business).

(iii)                               Section 4.9(e)(iii) of the Company Disclosure Schedule lists all contracts to which Company is a party in which Company has (A) licensed or transferred (contingent or otherwise) or authorized the retention of any exclusive rights to use, or joint or sole ownership of, any Company Intellectual Property to any third party (other than non exclusive end user licenses in connection with the sale of Company Products or non disclosure agreements in the ordinary course of business); or (B) created or developed any Intellectual Property for or on behalf of any third party or granted such third party any exclusive rights to or joint or sole ownership of such Intellectual Property.

(iv)                              Section 4.9(e)(iv) of the Company Disclosure Schedule lists all material IP Licenses between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, outside the normal course of business, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property of any Person other than the Company.

(f)                                    Effect of Transaction.

(i)                                     All Company Intellectual Property will be transferable, alienable and licensable by the Surviving Corporation without payment of any kind to any third party.

(ii)                                  After the Closing, the Surviving Corporation will be permitted to exercise all of the Company’s rights under all contracts relating to Intellectual Property to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration, other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

(iii)                               Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to the Surviving Corporation by operation of law or otherwise of any contracts or agreements to which the Company is a party, will, to the Knowledge of the Company, result in (A) the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, either of them (other than the rights granted in any contracts or agreements so assigned), (B) the Surviving Corporation’s being bound by, or subject to any non compete restriction on the operation or scope of their respective businesses, (C) the Surviving Corporation’s being obligated to pay any royalties or other material amounts to any third party in excess of those payable by the Company, respectively, prior to the Closing (other than any royalties or other material amounts which the Company would have otherwise been required to pay had the transactions contemplated by this Agreement not occurred), (D) a violation or breach, modification, cancellation, termination of any contract relating to Intellectual Property, or a trigger of any rights or options with respect to the Company Intellectual Property (other than the rights granted in any contracts or agreements so assigned) or (E) the release of Company Source Code.

(g)                                 Software.

The Company has and enforces a policy to document all material bugs, errors and defects in all the Company Products, and such documentation is retained and is available internally at the Company.

(i)                                     Neither the Company nor any other Person then acting on its behalf has disclosed, delivered or licensed to any third party, agreed in writing to disclose, deliver or license to any third party, or permitted the disclosure or delivery to any third party of, any Company Source Code or Trade Secrets of any entities comprising the Company, other than to individual consultants or employees having a need to know for the development or support of Company Source Code or Company Products and who are subject to binding confidentiality agreements with the Company.

(ii)                                  Neither the Company nor any other Person then acting on their behalf has (A) incorporated Open Source Materials into, or combined Open Source Materials with, any Company Products; (B) distributed Open Source Materials in conjunction with any Company Products; or (C) used Open Source Materials, in such a way that creates, or purports to create obligations for the Company with respect to any Company Owned Intellectual Property or grants, or purports to grant, to any third party, any rights or immunities related to any Company Owned Intellectual Property.

(h)                                 Data.

(i)                                     The Company and its subsidiaries have not collected any Personal Information from any third parties except as described in Section 4.9(h) of the Company Disclosure Schedule.  The Company has complied with all applicable Laws, including anti spam laws, and their respective internal Privacy Policies relating thereto, including without limitation, in the collection, use, storage, disclosure and transfer of Personal Information.  The Company has at all times made all disclosures to users or customers required by applicable Laws, and none of such disclosures made or contained in any Privacy Policies or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable Laws.

(ii)                                  There are no restrictions on Company’s use of the Personal Information except as provided by applicable Laws and Company’s Privacy Policies.  True and correct copies of all applicable Privacy Policies have been made available to Parent.

(iii)                               The Company has established reasonable and appropriate safeguards to protect Personal Information.  To the Company’s Knowledge, no unauthorized access of Personal Information has occurred.

(i)                                     No Claims or Dispute.

(i)                                     There have been, and are, no claims asserted or pending against the Company or distributors related to the Company Products or the Company Owned or Company Registered Intellectual Property.

(ii)                                  No Company Owned Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that (A) restricts or may restrict in any manner the use, transfer or licensing thereof by the Company or may adversely affect the validity, use or enforceability of such Company Owned Intellectual Property owned by or exclusively licensed to the Company, or (B) restricts or may restrict the conduct of the Company’s business in order to accommodate intellectual property rights of third parties.

(iii)                               There are no contracts between the Company and any other Person with respect to Company Products or the Company Owned Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

4.10                        Litigation, Claims and Proceedings.  As of the date of this Agreement, there are (a) no civil, criminal or administrative actions, suits, claims, hearings, complaints, charges, grievances, arbitration proceedings or investigations pending or, to the Knowledge of the Company, threatened, against or relating to the Company, its assets or business, at law or in equity, or before any Governmental Authority, including any that seek restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby; (b) no Governmental Orders involving the Company, its assets or business; or (c) no civil, criminal, administrative or arbitral unfunded settlements which the Company is required to pay.

4.11                        Environmental and Safety and Health Matters.

(a)                                  The Company has obtained all material Permits that are required under any Environmental Law for the operation of its business as currently being conducted.  All such Permits are valid and in full force and effect.  “Environmental Law” means any applicable Law, including applicable principles of common law, in effect on the date hereof relating to (i) the protection, investigation or restoration of the environment or natural resources, or (ii) the handling, use, presence, disposal, treatment, storage, release or threatened release of any material defined as hazardous or toxic in any statute or regulation pertaining to the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Water Pollution Control Act and the Clean Air Act.  “Hazardous Substance” means any substance that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by product and (iii) any other substance which is the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.

(b)                                 The Company is in material compliance with all material Permits required under all Environmental Laws that are used in the operation of its business as currently being conducted.  No circumstances exist which could cause any such Permit to be revoked, modified or rendered non renewable upon payment of the permit fee.

(c)                                  The Company and the real property used by the Company in its business are in material compliance with all Environmental Laws.  No Hazardous Substance is located on the real property used by the Company in its business, except in material compliance with all Environmental Laws.  No fact or circumstance exists which would reasonably be expected to involve the Company in any environmental litigation, or impose upon Parent or the Surviving Corporation any material environmental liability.

(d)                                 The Company has not had a material disposal or release of any Hazardous Substances on, under, in, from or about the real property used by the Company in its business or any other properties while such properties were owned, leased, or otherwise used by the Company.

(e)                                  The Company has not disposed or arranged for the disposal of Hazardous Substances on any third party property that has subjected or may subject the Company to material liability under any Environmental Law.

(f)                                    The Company has not received any written notice, demand, letter, claim or request for information relating to the real property used by the Company in its business or any other properties previously owned, leased or otherwise used by the Company alleging violation of or liability under any Environmental Law, which notice, demand, letter, claim or request has not been resolved to the satisfaction of the party submitting it, and the Company is not a party to any written proceedings, actions, orders, decrees or injunctions alleging material liability under any Environmental Law.

4.12                        Compliance with Law; Permits.  The business of the Company has been, and is being, conducted in compliance in all material respects with applicable Laws.  No investigation or review by any Governmental Authority with respect to the Company is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct the same.  The Company holds all Permits necessary for the lawful conduct of its business, except for failures to hold such Permits that would not, individually or in the aggregate, be reasonably likely to cause a Company

Material Adverse Effect.  Such Permits are valid and in full force and effect, except for those the failure of which to be valid and in full force and effect would not, individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect.  The Company is in material compliance with the terms of such Permits.  The Company makes no representation in this Section 4.12 as to any matter the subject matter of which is specifically covered by Section 4.9, 4.11, 4.13 or 4.14 of this Agreement.

4.13                        Employee Matters and Benefit Plans.

(a)                                  Section 4.13 of the Company Disclosure Schedule identifies each pension, profit sharing or retirement plan, each stock option, stock purchase, stock bonus, stock appreciation rights, or phantom stock plan, arrangement or agreement, each bonus plan or arrangement, each incentive award plan, arrangement or arrangement, each educational, adoption or dependent care assistance program, each health, welfare, hospitalization insurance, medical, dental, vision care, drug, life or accident insurance, or flexible spending benefit plan, arrangement or arrangement, each severance, termination or change in control pay plan, arrangement, policy or agreement, each deferred compensation, executive compensation or supplemental income plan, arrangement or agreement, each consulting agreement, employment agreement, or collective bargaining agreement, each personnel policy, vacation policy or other fringe benefit plan, arrangement, policy or practice, and each other employee benefit plan, agreement, arrangement, program, practice or understanding, including all “employee benefit plans” as defined by Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) sponsored, maintained or contributed to by the Company or its ERISA Affiliates (or their predecessors) for the benefit of the employees of or service providers to the Company or its ERISA Affiliates (or the predecessors), or which have been so sponsored, maintained or contributed to within six years prior to the Closing Date (collectively, the “Plans”).

(b)                                 For each Plan, correct and complete copies of the plan documents and summary plan descriptions, the most recent three years’ Form 5500 annual reports, all related trust agreements, insurance contracts and funding agreements which implement each such Plan, and the most recent determination letter received from the Internal Revenue Service with respect to each plan intended to qualify under Section 401 of the Code, have been provided to Parent.  For each Plan that has been terminated, (i) copies of any actions taken related to such Plan termination have been provided to Parent, including but not limited to, amendments, board resolutions, participant communications and records, and the IRS determination letter upon termination, and (ii) a schedule of any unpaid benefits due as a result of such Plan termination has been provided to Parent (including situations in which assets continue to be held in trust for such unpaid benefits).

(c)                                  The Company has no commitment, whether formal or informal, (i) to create any additional such Plan; (ii) to modify or change any such Plan; or (iii) to maintain for any period of time any such Plan, except as described in Section 4.13 of the Company Disclosure Schedule.

(d)                                 Except as disclosed in Section 4.13 of the Company Disclosure Schedule, (i) neither the Company, nor, to the Knowledge of the Company, any Plan or any trustee,

administrator, fiduciary or sponsor of any Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption under Section 408 of ERISA or Section 4975 of the Code; (ii) all material filings, reports and descriptions as to such Plans (including Form 5500 annual reports, summary plan descriptions, and summary annual reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other governmental agencies have been made in a timely manner; (iii) there is no litigation, material disputed claim, governmental proceeding or investigation pending or, to the Knowledge of the Company, threatened with respect to any of such Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such Plans; and (iv) such Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable Law, including provisions of ERISA, and the Code.

(e)                                  Except as disclosed in Section 4.13 of the Company Disclosure Schedule, none of the Plans which are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

(f)                                    Except as disclosed in Section 4.13 of the Company Disclosure Schedule, the execution, delivery and performance of, and consummation of the transaction contemplated by, this Agreement will not (either alone or in conjunction with any other event) (i) entitle any current or former employee, director, officer, consultant, independent contractor, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Company to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual.  Further, except as set forth in Section 4.13 of the Company Disclosure Schedule, the Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that, under certain circumstances, would obligate it to make any payments that would not be deductible under (or the deduction of which would be limited by) Section 280G or 162(m) of the Code or would be subject to tax under Section 409A of the Code.

(g)                                 Neither the Company nor any of its ERISA Affiliates sponsors or contributes to, nor has sponsored or contributed to, any plan subject to Part III of Title I or Title IV of ERISA (including any “multiemployer plan” within the meaning of section 3(37) of ERISA).

4.14                        Taxes.

(a)                                  The Company has timely filed all Tax Returns required to be filed by it.  All such Tax Returns are true, correct and complete in all material respects.  All Taxes of the Company that have become due prior to Closing (whether or not shown on any Tax Return) have been timely paid in full.  True and correct copies of all federal income and other material Tax Returns filed by the Company for all completed Tax years of the Company that remain open for audit or review by the relevant Taxing authorities have been heretofore made available to Parent.  All Taxes not yet due and payable by the Company have been properly accrued on the books of account of the Company in accordance with GAAP, except as set forth in Section 4.14 of the Company Disclosure Schedule.

(b)                                 The Company is not a party to and does not have any liability under any Tax allocation, Tax sharing, Tax indemnity or similar agreement or arrangement, nor does the Company have any liability or potential liability to another party under any such agreement or arrangement.

(c)                                  There are no Liens for Taxes upon the Assets or properties of the Company (whether real, personal or mixed, tangible or intangible) except for statutory liens for Taxes not yet due or payable.

(d)                                 The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(l)(A)(ii).

(e)                                  Except with respect to any Affiliated Group of which the Company is the common parent, the Company (i) has not been a member of an Affiliated Group or (ii) has no liability for the Taxes of any Person under Treas. Reg. Section 1.1502 6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f)                                    With respect to each taxable period during which the Company was a member of an Affiliated Group, such Affiliated Group and each member thereof timely filed all Tax Returns that it was required to file and timely paid all Taxes required to be paid (whether or not shown on any Tax Return).

(g)                                 The Company has withheld and/or paid all Taxes required to have been withheld and/or paid in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder, member or other third party.

(h)                                 The Company has not been granted (and is not subject to) any waiver or extension that is currently in effect for the period of limitations for the assessment or payment of any Tax or the filing of any Tax Return.  No unpaid Tax assessment, deficiency or adjustment has been assessed or asserted against or with respect to the Company by any Taxing Authority; there are no currently pending or, to the Knowledge of the Company, threatened audits, administrative or judicial proceedings, or any deficiency or refund litigation, with respect to Taxes of the Company.

(i)                                     None of the property of the Company is held in an arrangement that could be classified as a partnership for Tax purposes, and the Company does not own any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company.

(j)                                     The Company has no material liability for any unpaid Taxes (whether or not shown to be due on any Tax Return) which has not been accrued for or reserved on the Financial Statements in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of the

Financial Statements in connection with the operation of the business of the Company in the ordinary course of business.

(k)                                  The Company will not be required to include any amount in income for any taxable period ending after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such Taxable period.  Except as set forth on Schedule 4.14(1), the Company will not be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long term contract method of accounting, the cash method of accounting or otherwise.

(l)                                     The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(m)                               The Company has not consummated, has not participated in, and is not currently participating in any transaction which was or is a “Tax shelter,” “listed transaction” or “reportable transaction” as defined in Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder, including, but not limited to, transactions identified by the IRS by notice, regulation or other form of published guidance as set forth in Treasury Regulation Section 1.6011 4(b)(2).

(n)                                 Section 4.14(n) of the Company Disclosure Schedule hereto sets forth as of December 31, 2005 the amount of any net operating loss, net capital loss, unused foreign tax credits or unused investment or other credits that are attributable to the Company under Treasury Regulation Section 1.1502 21T(b)(2)(iv) (or similar provision of foreign, state or local Law).  Such amounts are not subject to any limitations under the Code (or any similar provision of foreign, state or local Law) including, but not limited to, Section 382 or Section 383 of the Code or any United States Treasury Regulation promulgated thereunder (or any similar provisions of Law).

(o)                                 Section 4.14(o) of the Company Disclosure Schedule hereto lists all material Tax holidays, abatements, incentives and similar grants made or awarded to the Company by any Taxing Authority.

(p)                                 None of the assets of the Company is property that the Company is required to treat as being a “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.  None of the assets of the Company has been financed with or directly or indirectly secures any debt the interest of which is Tax exempt under Section 103(a) of the Code.  The Company is not the borrower or the guarantor of any outstanding industrial revenue bonds, or a tenant, principal user or related Person to any principal user within the meaning of Section 144(a) of the Code of any property that has been financed or improved with the proceeds of industrial revenue bonds.

None of the assets of the Company is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(q)                                 The Company has no “overall foreign loss” within the meaning of Section 904(f) of the Code.

(r)                                    There is no material property or obligation of the Company, including but not limited to uncashed checks to vendors, customers, or employees, non refunded overpayments, or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment laws as of the date hereof or that may at any time after the date hereof become escheatable to any state or municipality under any applicable escheatment laws.

(s)                                  The Company has not made any payments, is not obligated to make any payments, and is not a party to any plan or agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Sections 162(m), 280G (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(6)), 404 or 409A of the Code.

(t)                                    No claim has ever been made by any Taxing authority in any jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to Taxation by that jurisdiction.

(u)                                 The Company has not executed or entered into with the IRS, or any other Taxing authority, a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other Tax law, that will require any increase in taxable income or alternative minimum taxable income, or any reduction in Tax deductions or Tax credits for, the Company for any Taxable period ending after the Closing Date.

4.15                        Absence of Undisclosed Liabilities.  Except as set forth in Section 4.15 of the Company Disclosure Schedule, the Company has no liability or obligation of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, required by GAAP to be set forth in a financial statement or in the notes thereto except liabilities, obligations or contingencies that are accrued or reserved against in the Reference Balance Sheet or were incurred after the date of the Reference Balance Sheet in the ordinary course of business and consistent with past practices and that are less than $25,000 in the aggregate.

4.16                        Absence of Certain Changes.  Except as set forth in Section 4.16 of the Company Disclosure Schedule, since December 31, 2005, the business of the Company has been operated in the ordinary course consistent with past practice and the Company has not suffered any change in its business, assets, liabilities, financial condition or results of operations that, individually or in the aggregate, has caused or is reasonably likely to cause a Company Material Adverse Effect.  Except as set forth in Section 4.16 of the Company Disclosure Schedule, or as otherwise specifically contemplated by this Agreement, there has not been since December 31, 2005:

(a)                                  any entry by the Company into any Material Contract or transaction that cannot be terminated by the Company within 30 days without penalty;

(b)                                 any termination or amendment of or material waiver under any Material Contract;

(c)                                  any change in the accounting policies or practices of the Company or in the method of applying such policies or practices;

(d)                                 any new, or amendment to any existing, employment, severance or consulting agreement or contract, the implementation of, or any agreement to implement, any increase in benefits with respect to any Plans, or any alteration of Company’s employment or compensation practices or terms and conditions of employment, or in the making of any bonus payment or similar arrangement to or with any officer, director, employee or agent of the Company;

(e)                                  except pursuant to the exercise of any Options issued and outstanding as of December 31, 2005, any issuance, sale or disposition by the Company of any equity securities or other rights to subscribe for or purchase any equity securities, or any repurchase or redemption by the Company of any equity securities;

(f)                                    any sale, lease or other disposition of, or execution and delivery of any agreement by the Company contemplating the sale, lease or other disposition of, properties and assets of the Company, other than the sale of inventory in the ordinary course of business and consistent with past practices;

(g)                                 any merger or consolidation of the Company with any other Person or any acquisition by the Company of the stock or business of another Person, or any action taken or any commitment entered into with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of the business or operation of the Company;

(h)                                 any borrowing, agreement to borrow funds or assumption, endorsement or guarantee of indebtedness by the Company or any termination or material amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument, commitment or agreement to which the Company is bound or by which it or any of its properties is bound other than in the ordinary course of business and consistent with past practices;

(i)                                     any declaration or payment of any dividend on, or any other distribution with respect to, any equity securities of the Company;

(j)                                     any Encumbrance imposed on any of the assets, tangible or intangible, of the Company other than Permitted Encumbrances; or

(k)                                  any agreement to do any of the foregoing.

4.17                        Labor Matters.  Section 4.17 of the Company Disclosure Schedule lists each (a) labor union which represents employees of the Company, and (b) collective bargaining agreement or other labor union contract to which the Company is a party, and no collective bargaining agreement or other labor contract is being negotiated.  There is no labor strike, slowdown or stoppage in progress or, to the Knowledge of the Company, threatened, against or involving the Company.  Since its inception, the Company has not experienced any labor strike, slowdown or stoppage.  The Company has no Knowledge of any activities or proceedings of any labor union to organize any employees of the Company.  Since January 1, 2002, there has been no request for collective bargaining or for a representation election from any employee, labor union or the National Labor Relations Board.  The Company has not committed any material unfair labor practice.  Since the Company’s inception, there have not been any plant closings, mass layoffs or other terminations of employees of the Company, which would create any obligations upon or liabilities for the Company under the Worker Adjustment and Retraining Notification Act or similar laws.

4.18                        Finder’s Fee.  Except as set forth on the Schedule of Estimated Company Transaction Costs, the Company is not directly or indirectly committed to any liability for any brokers’ or finders’ fees or any similar fees or commissions in connection with the transactions contemplated by this Agreement and has not retained any broker or other intermediary to act directly or indirectly on its behalf in connection with the transactions contemplated by this Agreement.

4.19                        Insurance.  Section 4.19 of the Company Disclosure Schedule contains a complete and correct list of all policies of insurance owned or held by the Company or which cover or relate to the assets of the Company.  All such policies (a) are in full force and effect with all premiums due having been paid in full and are sufficient for compliance by the Company with all requirements of Law and all agreements to which the Company is a party, (b) are valid, outstanding and enforceable policies, (c) insure against risks of the kind customarily insured against by companies engaged in the business of the Company and (d) provide that they will remain in full force and effect through the respective dates set forth in Section 4.19 of the Company Disclosure Schedule, subject to the cancellation rights specified in such policies.  Except as set forth in Section 4.19 of the Company Disclosure Schedule, during the last two years, the Company has not been denied any insurance coverage that it has requested, has not made any material change in the scope or nature of its insurance coverage and has not received notice of any material increase in premiums for any of such policies nor of any termination or refusal to renew such policies.  All policies of primary comprehensive general liability insurance and excess carriers insurance that the Company has maintained during the past two years are set forth in Section 4.19 of the Company Disclosure Schedule.  During the past two years, there has been no lapse in coverage of the insurance carried by the Company.

4.20                        Customers and Suppliers.  Section 4.20 of the Company Disclosure Schedule sets forth a list of the 20 largest customers of the Company based on sales during the calendar years 2004 and 2005, showing the approximate total sales to each such customer during each such period, and the 20 largest suppliers of the Company based on purchases during the calendar years 2004 and 2005 showing the approximate total purchases by the Company from each such supplier during each such period.  None of such customers or suppliers has notified the Company that it intends to materially change its business relationship with the Company, and the Company has no reason to believe that there will be any adverse change in such relationship in the future either as a result of the consummation of the transactions contemplated hereby or otherwise.

4.21                        Transactions with Affiliates.  Except as set forth in Section 4.21 of the Company Disclosure Schedule and except for normal advances to employees to cover business expenses consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in Plans by employees, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced money to, or borrowed any money from or entered into or been subject to any management, consulting or similar agreement with, any Securityholder, Affiliate of a Securityholder or any officer, director, or employee of the Company.

4.22                        Accounts Receivable.  All accounts receivable reflected in the Reference Balance Sheet and all accounts receivable of the Company that have arisen since the date of the Reference Balance Sheet represent bona fide amounts due from account debtors of the Company for products sold and delivered or services rendered in the ordinary course of business.  Except to the extent of any recorded reserves reflected in the Reference Balance Sheet (which reserves are reflected correctly under GAAP), all accounts receivable reflected in the Reference Balance Sheet are uncontested, unconditional obligations of the account debtors and are not in dispute or subject to any valid defense, offset, counterclaim, right of return or agreement which varies the terms thereof.  Except to the extent of reserves reflected in monthly balance sheets for periods since the period covered by the Reference Balance Sheet, true and correct copies of which have been delivered to Parent (which reserves are reflected correctly under GAAP), and, with respect to periods subsequent to the most recent monthly balance sheet, in amounts consistent with past practice, all other accounts receivable are uncontested, unconditional obligations of the account debtors and are not in dispute or subject to any valid defense, offset, counterclaim, right of return or agreement which varies the terms thereof.

4.23                        Disclosure Controls and Procedures.  The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the financial statements of the Company to maintain accountability for the Company’s assets; (c) access to the Company’s assets is permitted only in accordance with management’s authorization; (d) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (e) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

4.24                        Disclosure.  No representation or warranty by the Company contained in this Agreement, and no statement contained in any document (including without limitation the Financial Statements, the other Company Agreements, the closing documents delivered pursuant to Article 3 and the Company Disclosure Schedules hereto), list, certificate or other instrument furnished or to be furnished by or on behalf of the Company to Halsey, Parent, Merger Subsidiary or any of their respective representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary to fully and fairly provide the information required to be provided in any such document, list, certificate or other instrument.  The Company has not failed to disclose to Halsey, Parent or Merger Subsidiary any fact that would reasonably be expected to result in a material adverse effect upon the operations, financial condition, or prospects of the business of the Company.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF
HALSEY, PARENT AND MERGER SUBSIDIARY

Each of Halsey, Parent and Merger Subsidiary represent and warrant to the Company and the Securityholders as follows:

5.1                               Corporate Status.  Halsey is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.  Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California.

5.2                               Authority.  Each of Halsey, Parent and Merger Subsidiary has the requisite corporate power and authority to enter into this Agreement and any other agreements contemplated hereby to which it is or will be a party (collectively, the “Parent Agreements”) and to consummate the transactions contemplated hereby or thereby.  The execution and delivery of the Parent Agreements by Halsey, Parent and Merger Subsidiary and the consummation of the transactions contemplated thereby have been duly and validly authorized by the Board of Directors of Halsey, Parent and Merger Subsidiary and no other corporate proceedings, including approval of the stockholders of Halsey or Parent, are necessary to authorize the execution, delivery and performance of the Parent Agreements, or to consummate the transactions contemplated thereby.  The Parent Agreements have been (or upon execution and delivery will be) duly executed and delivered by Halsey, Parent and Merger Subsidiary, and (assuming due authorization and delivery by the other parties hereto and thereto) constitute (or will constitute) legal, valid and binding obligations of Halsey, Parent and Merger Subsidiary enforceable against it in accordance with their terms, subject to laws limiting the availability of specific performance, injunctive relief and other equitable remedies and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application now or hereafter in effect generally relating to or affecting creditors’ rights.

5.3                               No Conflict.  Neither the execution, delivery and performance of the Parent Agreements by Halsey, Parent or Merger Subsidiary nor the consummation by Halsey, Parent or Merger Subsidiary of the transactions contemplated thereby will (i) violate, conflict with or result in the breach of any term or provision of the charter or bylaws of Halsey, Parent or Merger Subsidiary, (ii) conflict with or violate any Law applicable to Halsey, Parent or Merger Subsidiary or its assets, properties or businesses or any judgment, order, decree, stipulation, injunction, charge or other restriction of any Governmental Authority to which Halsey, Parent or Merger Subsidiary is subject or (iii) conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Halsey, Parent or Merger Subsidiary, pursuant to any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, franchise, or Permit; except for, in the case of clauses (ii) and (iii), such violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration, suspension, revocation or cancellation or creation of any Encumbrance which would not, individually or in the aggregate, be reasonably likely to cause a Halsey Material Adverse Effect.

5.4                               Compliance with Law.  Each of Halsey, Parent and Merger Subsidiary has complied with and is not in violation of applicable Laws or Governmental Orders which would affect its ability to perform its obligations hereunder.  There is no Action pending, or to the Knowledge of Halsey, Parent or Merger Subsidiary, threatened against Halsey, Parent or Merger Subsidiary, affecting its ability to perform its obligations hereunder.

5.5                               Consents.  Except for (i) any applicable filings under federal and state securities, “Blue Sky” or takeover Laws, and (ii) those required filings, registrations, consents and approvals under the Senior Indebtedness, no filing or registration with, or notice to, and no Permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery of the Parent Agreements by Halsey, Parent or Merger Subsidiary or for the consummation by Halsey, Parent or Merger Subsidiary of the transactions contemplated thereby.

5.6                               Finder’s Fee.  Neither Halsey, Parent nor Merger Subsidiary is directly or indirectly committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement or has retained any broker or other similar intermediary to act directly or indirectly on its behalf in connection with the transactions contemplated by this Agreement.

5.7                               Maintenance of Holdback Amount.  Halsey represents and warrants that Halsey shall, together with one or more of its Affiliates or subsidiaries, maintain Cash in an amount equal to the Holdback Amount free and clear of any and all Encumbrances, other than Encumbrances under the Senior Indebtedness, at all times from and after the Closing Date until the date on which the Holdback Amount is paid to the Securityholders and/or released to Parent pursuant to this Agreement.

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES
OF HALSEY

Halsey represents and warrants to the Company and the Securityholders as follows:

6.1                               SEC Documents; Financial Statements.  Halsey has filed or furnished all required forms, reports and documents with the Securities and Exchange Commission (the “SEC”) since June 30, 2005, each of which, as amended, has complied in all material respects with all applicable requirements of the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”), each as in effect on the date such forms, reports and documents were filed or furnished.  Halsey has made available to the Company, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (a) its Annual Report on Form 10 K for the fiscal year ended June 30, 2005, (b) all definitive proxy statements relating to Halsey’s meetings of stockholders held since June 30, 2005 and (c) all other reports and registration statements filed or furnished by Halsey with or to the SEC since June 30, 2005 (all of the foregoing, the “Halsey SEC Filings”).  None of such Halsey SEC

Filings contained, when filed or as amended, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Halsey included in the Halsey SEC Filings fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Halsey and its consolidated subsidiaries as of the dates thereof, subject, in the case of unaudited interim financial statements, to normal, recurring year end adjustments and the absence of certain footnote disclosures.

ARTICLE 7.
CERTAIN TAX MATTERS

7.1                               Tax Matters.

(a)                                  Representative shall prepare or cause to be prepared, and Parent shall file or cause to be filed, all Tax Returns for the Company for all Taxable periods ending on or prior to the Closing Date which are required to be filed after the Closing Date, including the U.S. federal income Tax Return of the Company for the taxable period ending on and including the Closing Date.  Not less than 30 days prior to the due date for filing any such Tax Return, Representative shall deliver a copy of such Tax Return to Parent for its review and reasonable comment.  Not less than five days prior to the due date for payment of Taxes with respect to any such Tax Return, Representative shall pay to Parent the amount of any Parent Indemnified Taxes with respect to such Tax Return.

(b)                                 With respect to any Tax Return covering a Straddle Period that is filed after the Closing Date with respect to the Company, Parent shall cause such Tax Return to be prepared.  Not later than 30 days prior to the due date of each such Tax Return, Parent shall deliver a copy of such Tax Return to Representative together with a statement of the amount of Parent Indemnified Taxes with respect to such Tax Return.  Parent shall allow Representative to review and comment on such Tax Return (to the extent relating to the period ending on and including the Closing Date) and shall make such reasonable revisions as are requested by Representative.  Not later than five days prior to the due date for payment of Taxes with respect to any such Tax Return, Representative shall pay to Parent the amount of such Parent Indemnified Taxes with respect to such Tax Return.

(c)                                  In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on and including the Closing Date shall be:

(i)                                     in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Taxable years of the Company ended with (and included) the Closing Date; and

(ii)                                  in the case of Taxes that are imposed on a periodic basis with respect to the assets of the Company, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(d)                                 Parent and Representative shall cooperate fully, and shall cause the Company to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, examination, or administrative or judicial proceeding relating to Taxes of the Company (a “Proceeding”).  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Representative further agrees, upon request, to use its commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Parent or the Company (including, but not limited to, with respect to the transactions contemplated hereby).  Parent and Representative further agree, upon request, to provide the other party with all information regarding the Company that either party may be required to report to any taxing authority.

(e)                                  The amount or economic benefit of any refunds of Taxes of the Company received by the Surviving Corporation for any Pre Closing Period, other than refunds resulting from carrybacks of tax items from taxable periods ending after the Closing Date, shall be for the account of the Securityholders.  The amount or economic benefit of any refunds of Taxes of the Surviving Corporation for any taxable period (or, in the case of a Straddle Period, a portion thereof) beginning after the Closing Date shall be for the account of Parent and the Surviving Corporation.  As to each refund of Taxes, any amounts that are for the account of the Securityholders as provided in this Section 7.1(e), net of any expenses incurred by Halsey, Parent or the Surviving Corporation in connection with procuring such Tax refund (each a “Tax Refund”), shall be paid by Parent or the Surviving Corporation within ten (10) days of the receipt of such Tax Refund to the Securityholders in accordance with Sections 2.6(b), 2.7 and 2.12.

ARTICLE 8.
INDEMNIFICATION

8.1                               Survival.  Other than representations and warranties contained in Section 4.4 (the “Capitalization Representations”) and Section 4.11, which shall survive the Closing until the expiration of the applicable statute of limitations, and Section 4.13 and Section 4.14 (the “Tax Representations”), which shall survive the Closing until the sixth anniversary of the Closing Date, and Section 4.9, which shall survive the Closing until the third anniversary of the Closing Date, all of the representations and warranties of the Company shall survive the Closing until the second anniversary of the Closing Date (any such statute of limitations, six year, three-year or two year period, a “Survival Period”).  If a claim under this Agreement is made during the applicable Survival Period with respect to a breach of a representation and warranty, the Survival Period for such representation and warranty shall continue until the claim is finally resolved.  All covenants to be performed after the Closing shall survive the Closing until fully performed.  For purposes hereof, a claim shall be deemed “made” when received by the other parties in writing, setting forth with specificity the nature of the claim and the applicable section(s) of the

Agreement pursuant to which such claim is made.  For the avoidance of doubt, the Securityholders shall be deemed to have received any notice given to the Representative under this Section when that notice is received by the Representative.  For greater certainty, any claim based on fraud may be made or brought at any time for the maximum period permitted by applicable law.  All representations and warranties of Halsey, Parent and Merger Subsidiary shall survive the Closing until the second anniversary of the Closing Date.

8.2                               Indemnification.

(a)                                  Indemnification of Parent Indemnitees.  From and after the Effective Time, the Securityholders shall (subject to Section 8.3 and Section 8.4(b)), jointly and severally indemnify, defend and hold harmless Halsey, Parent and the Surviving Corporation and their respective Affiliates and each of their respective officers, directors, stockholders, members, managers, partners, employees, agents or other representatives (all such foregoing Persons, collectively, the “Parent Indemnitees”) from and against the entirety of any Losses any Parent Indemnitee may suffer, sustain or become subject to (including any Losses any Parent Indemnitee may suffer after the end of the Survival Period with respect to claims made within such period) resulting from or arising out of any of the following (any of the following referred to as “Parent Indemnifiable Losses”):

(i)                                     any misrepresentation, inaccuracy, incorrectness or breach of any representation and warranty of the Company made by it in any Company Agreement or in any other document or certificate provided by the Company to carry out the transactions contemplated hereby;

(ii)                                  any non fulfillment, non performance or breach of any covenant or agreement on the part of the Company in this Agreement;

(iii)                               any Parent Indemnified Taxes;

(iv)                              any Excess Post Closing Adjustment Costs; and/or

(v)                                 any Affiliate Indebtedness Losses.

(b)                                 Indemnification of the Securityholder Indemnitees.  Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each of the Securityholders and their respective Affiliates and each of their respective officers, directors, stockholders, members, managers, partners, employees, agents or other representatives (all such foregoing Persons, collectively, “Securityholder Indemnitees”; each Parent Indemnitee and each Securityholder Indemnitee, as the context requires, are each sometimes referred to herein as an “Indemnified Party” or an “Indemnifying Party”), from and against the entirety of any Losses such Person may suffer, sustain or become subject to, resulting from or arising out of any of the following (any of the following referred to as “Securityholder Indemnifiable Losses”; Parent Indemnifiable Losses and Securityholder Indemnifiable Losses, as the context requires, are each sometimes referred to herein as “Indemnifiable Losses”):

(i)                                     any misrepresentation, inaccuracy, incorrectness or breach of any representation and warranty of Halsey, Parent or Merger Subsidiary made by it in this

Agreement or in any other document or certificate provided by Halsey, Parent or Merger Subsidiary to carry out the transactions contemplated hereby; and/or

(ii)                                  any non fulfillment, non performance or breach of any covenant or agreement on the part of Halsey, Parent, Merger Subsidiary or the Surviving Corporation in this Agreement.

(c)                                  Indemnification Procedures.  A party that intends to seek indemnification under this Section 8.2, shall, within the relevant limitation period provided for in Section 8.1, promptly give to the Representative, in the case where the Securityholders are obligated to provide indemnification to the Parent Indemnitees, and Parent and the Surviving Corporation, in the case where Parent and the Surviving Corporation are obligated to provide indemnification to the Securityholder Indemnitees, (each an “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based; provided, that failure to promptly give such notice shall not relieve any Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.  The Indemnitors shall have a period of 15 days after delivery of such notice to either (i) agree to the payment of the Indemnifiable Losses to the Indemnified Party or (ii) contest the payment of the Indemnifiable Losses by providing such Indemnified Party with written notice stating in reasonable detail the reasons for which it disagrees with validity of the claim or the amount or method of computation of the amount of such claim set forth in the Claim Notice (a “Dispute Notice”).  If the Indemnitors do not agree to pay the Indemnifiable Losses or deliver a Dispute Notice to such Indemnified Party within such 15 day period, the Indemnitors shall be deemed to have accepted the validity and amount of the Indemnifiable Losses set forth in the Claim Notice.  If the Indemnitors have delivered a Dispute Notice within the 15 day period, the parties shall negotiate in good faith to seek a resolution of such dispute and, if not resolved through negotiations within 15 days after delivery of a Dispute Notice, such dispute will be resolved in accordance with Section 10.6 of this Agreement.  Upon the earlier to occur of (i) the date on which the Indemnitors agree to the payment of the Indemnifiable Losses, (ii) in the event that the Indemnitors fail to timely deliver a Dispute Notice, the 15th day after the delivery of a Claim Notice, and (iii) the date on which such dispute is resolved in accordance with this Agreement (the “Settlement Date”), the full amount of the Indemnifiable Losses may immediately be offset against the Future Payment without notice or demand therefor in accordance with the provisions of Section 8.4, or if the Indemnitors are required to pay all or a portion of the Indemnifiable Losses pursuant to this Agreement, then Indemnitors shall pay to the Indemnified Party the amount of the Indemnifiable Losses within the time period proscribed therefor in Section 8.4.

8.3                               Limits on Indemnification.

(a)                                  From and after the Closing, the Securityholders will not have any obligation to indemnify Parent Indemnitees with respect to any Indemnifiable Losses arising under Section 8.2(a)(i) (other than Parent Indemnifiable Losses based upon, arising out of or caused by (1) any breach of the Capitalization Representations, (2) any breach of a Tax Representation, and (3) any breach of the representation and warranty set forth in Section 4.5(d))

until Parent Indemnitees shall first have suffered such aggregate Indemnifiable Losses in excess of $50,000.00 (the “Basket”) (at which point the Securityholders will be obligated to indemnify Parent Indemnitees for all such Indemnifiable Losses from the first dollar).

(b)                                 The aggregate liability of the Securityholders pursuant to this Article 8 with respect to all Parent Indemnifiable Losses under Section 8.2(a)(i) (other than Parent Indemnifiable Losses based upon, arising out of or caused by (1) any breach of the Capitalization Representations, (2) any breach of a Tax Representation, and (3) any breach of the representations and warranties set forth in Section 4.5(d)) shall not exceed $4,000,000.00.  For the avoidance of doubt, the aggregate liability of the Securityholders pursuant to this Article 8 with respect to all Parent Indemnifiable Losses based upon, arising out of or caused by a breach of the Capitalization Representations, Tax Representations and the representations and warranties forth in Section 4.5(d) shall not be limited under this Section 8.3(b).

(c)                                  The aggregate liability of each Founder with respect to all Parent Indemnifiable Losses arising under Section 8.2(a) (other than Parent Indemnifiable Losses based upon, arising out of or caused by any breach of the Capitalization Representations) shall not exceed the aggregate Merger Consideration received by all Securityholders pursuant to this Agreement.  For purposes of this Section 8.3(c), each Halsey Share shall be valued at the Trailing Average for purposes of determining the aggregate Merger Consideration received by all Securityholders pursuant to this Agreement.

(d)                                 The aggregate liability of each Securityholder (other than the Founders, whose liability is not limited by this subsection (d)) with respect to all Parent Indemnifiable Losses arising under Section 8.2(a) shall not exceed the aggregate Merger Consideration received by such Securityholder pursuant to this Agreement.  For purposes of this Section 8.3(d), each Halsey Share shall be valued at the Trailing Average for purposes of determining the aggregate Merger Consideration received by such Securityholder pursuant to this Agreement.

(e)                                  The amount of any Indemnifiable Losses payable to any Indemnified Party under this Article 8 shall be net of the excess, if any, of (i) the proceeds actually received by that Indemnified Party in respect thereof under any third party insurance or indemnification agreements or similar contractual arrangements over (ii) the costs and expenses (including reasonable attorneys’ fees) of collecting the proceeds described under clause (i) above.

(f)                                    The liability of any Person under Article 8 shall be in addition to, and not exclusive of, any other liability that such Person may have at law or equity based on such Person’s fraudulent acts or omissions.  None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in Section 8.3, shall be deemed a waiver by any Person to this Agreement of any right or remedy which such Person may have at law or equity based on any other Person’s fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud, (ii) the time period during which a claim for fraud may be brought, or (iii) the recourse which any such Person may seek against another Person with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties hereto further acknowledge and agree that none of the provisions of this Article 8, nor any reference to Article 8 throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

(g)                                 For purposes of determining whether any representation or warranty has been breached for purposes of this Article 8, each representation and warranty contained in this Agreement for which indemnification can be or is sought hereunder shall be read, taking into account the information provided in the Company Disclosure Schedule, without regard to materiality (including Company Material Adverse Effect or Halsey Material Adverse Effect) or Knowledge qualifications contained therein.

8.4                               Recourse for Parent Indemnifiable Losses.

(a)                                  Mandatory Offset Against Future Payment Amount.  With respect to any claim by a Parent Indemnitee against the Securityholders for Parent Indemnifiable Losses arising under Section 8.2(a)(i) (other than Parent Indemnifiable Losses based upon, arising out of or caused by (1) any breach of the Capitalization Representations, (2) any breach of a Tax Representation, and (3) any breach of the representations and warranties set forth in Section 4.5(d)), Parent (on behalf of such Parent Indemnitee) shall be entitled (and required) to offset all such Parent Indemnifiable Losses against the Future Payment Amount, if any, on the Settlement Date, until the earlier of (1) the date on which the aggregate amount of all such offsets exceeds the sum of the Initial Future Payment Amount, if any, and the Final Future Payment Amount, if any, or (2) November 14, 2008.  For the avoidance of doubt, the parties agree that if Parent or any Parent Indemnitee has delivered a Claim Notice for Parent Indemnifiable Losses in accordance with this Agreement prior to the date on which any Future Payment is otherwise due, an amount of the Future Payment equal to an amount of the Parent Indemnifiable Losses included in such Claim Notice shall be set aside, and shall not be required to be paid under this Agreement until the resolution of the claim in accordance with the terms hereof; the remaining, undisputed amounts, however, shall be paid in accordance with the terms of this Agreement. The parties agree that with respect to any claim by a Parent Indemnitee against the Securityholders for Parent Indemnifiable Losses under Section 8.2(a)(i) (other than Parent Indemnifiable Losses based upon, arising out of or caused by (1) any breach of the Capitalization Representations, (2) any breach of a Tax Representation, and (3) any breach of the representations and warranties set forth in Section 4.5(d)), such claim shall first be satisfied by a reduction of the Initial Future Payment Amount, if any, and shall thereafter be satisfied by a reduction in the Final Future Payment Amount, if any, in each case, by an amount equal to such Parent Indemnifiable Losses; provided that upon the earlier to occur of (i) the date on which the Future Payment Amount has been reduced to zero (as a result of payments to the Securityholders or reductions in accordance with this Agreement or because the conditions precedent to the payment of any such Future Payment Amount set forth in Section 2.8(b) are not satisfied) or (ii) November 14, 2008, then, subject to the limitations set forth in Section 8.3, Parent (on behalf of the Parent Indemnitees) shall be entitled to payment for amounts remaining due or thereafter becoming due to the Parent Indemnitees in the manner provided in Section 8.4(b).

(b)                                 Optional and Mandatory Recourse Against Securityholders.  With respect to any claim by a Parent Indemnitee against the Securityholders for Parent Indemnifiable Losses arising under Section 8.2(a)(i) in respect of (1) any breach of the Capitalization Representations, (2) any breach of a Tax Representation, and (3) any breach of the representations and warranties set forth in Section 4.5(d) or Section 4.9, or arising under Section 8.2(a)(ii), (iii), (iv) and/or (v), assuming compliance with Section 8.2(c), Parent (on behalf of such Parent Indemnitee) may elect to satisfy such Parent Indemnifiable Losses on or after the Settlement Date (1) by offset against any Future Payment Amount, in the manner contemplated in Section 8.4(a) above, or (2) by offset against the Parent Final Balance Sheet Adjustment Payment Amount, if any.  In the absence of such an election by Parent, or if the Future Payment Amount and/or Parent Final Balance Sheet Adjustment Payment Amount is (or are) insufficient to satisfy in full all such Parent Indemnifiable Losses (as a result of payments to the Securityholders or reductions in accordance with this Agreement or because the conditions precedent to the payment of any such Future Payment Amount as set forth in Section 2.8(b) are not satisfied), then, subject to Section 8.3 and this Section 8.4(b), all remaining Parent Indemnifiable Losses (including, without limitation, any costs or expenses incurred by the Indemnifying Parties in respect of the defense or settlement of any claims in respect of Parent Indemnifiable Losses) shall be paid by the Securityholders in the following manner:  Within ten (10) Business Days after the Settlement Date, each Securityholder shall, subject to Section 8.3 and Section 8.4(a), pay to Parent (or as otherwise directed in such written demand) his, her or its Proportionate Share of such Parent Indemnifiable Losses; provided, however, that the foregoing shall not limit Parent’s and each Parent Indemnitee’s right to recover the full amount of such Parent Indemnifiable Losses from each Founder, in which case (1) Parent or any Parent Indemnitee may specify in a Claim Notice or in a written demand delivered after a Claim Notice is delivered that one or more Founders is to pay an amount greater than such Founder’s Proportionate Share of such Parent Indemnifiable Losses and each such Founder shall, subject to Section 8.3 and Section 8.4(a), and compliance by Parent or Parent Indemnitee with Section 8.2(c), pay to Parent (or as otherwise directed in such written demand) the amount specified in the written demand to be paid by such Founder within ten (10) Business Days after the Settlement Date, and (2) Parent or any Parent Indemnitee may specify in the Claim Notice or in a written demand delivered after the Claim Notice that any one or more of the remaining Securityholders shall pay an amount not to exceed their Proportionate Share of the aggregate amount of such Parent Indemnifiable Losses (without giving effect to any payments by the Founders) and each such Securityholder shall, subject to Section 8.3 and Section 8.4(a), pay to Parent (or as otherwise directed in such written demand) the amount specified in the written demand to be paid by such Securityholder within ten (10) Business Days after the Settlement Date.

(c)                                  No Offset Rights Upon Representative Assumption of Defense.  Notwithstanding anything contained herein to the contrary, if the Representative conducts the defense of any Third Party Claim pursuant to Section 8.5, the Representative shall have no right of offset (or other claim) against the Future Payment Amount (or any other amount(s) owing under this Agreement) for any Parent Indemnified Losses or Losses of Representative or the Securityholders based upon, arising from or relating to such Third Party Claim.  Notwithstanding the foregoing, if, in connection with the conduct of the defense of any Third Party Claim by the Representative pursuant to Section 8.5, any Parent Indemnitee incurs any Parent Indemnifiable Losses, each such Parent Indemnitee shall have the rights and responsibilities set forth in Section 8.4(a) and Section 8.4(b) above with respect to the Parent Indemnifiable Losses incurred by such Parent Indemnitee in connection with such Third Party Claim.

(d)                                 No Limitation on Recourse For Fraud.  Notwithstanding the foregoing, nothing in this Section 8.4 shall limit Section 8.3(f).

8.5                               Matters Involving Third Parties.

(a)                                  If any third party shall notify an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the Indemnifying Parties under this Article 8, then the Indemnified Party shall promptly notify the Indemnifying Parties (the Representative, if the Securityholders are the Indemnifying Parties) thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Parties shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

(b)                                 The Indemnifying Parties will have the right, at their sole cost and expense, to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Parties’ choice, reasonably satisfactory to the Indemnified Party, so long as (i) the Indemnifying Parties notify the Indemnified Party, within ten (10) days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Parties that the Indemnifying Parties are assuming the defense of such Third Party Claim and will indemnify the Indemnified Party against such Third Party Claim in accordance with the terms and limitations of this Article 8 (but excluding, for this purpose Section 8.2(c) and (ii) the Indemnifying Parties conduct the defense of the Third Party Claim in an active and diligent manner.  In the event that the Indemnifying Parties fail to assume the defense or settlement of any Third Party Claim within ten (10) days after notice thereof is given by the Indemnified Party, or fail to conduct the defense in an active and diligent manner, the Indemnified Party shall have the right to undertake the defense, appeal or settlement of such Third Party Claim at the expense and for the account of the Indemnifying Party.

(c)                                  So long as the conditions set forth in Section 8.5(b) are and remain satisfied, then (i) the Indemnifying Parties may conduct the defense of the Third Party Claim in accordance with Section 8.5(b), (ii) the Indemnified Parties may retain separate co counsel at their sole cost and expense and (iii) the Indemnifying Parties will not, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld or delayed), consent to any admission or the entry of any judgment with respect to the matter, or enter into any settlement which (A) imposes an injunction or other equitable relief upon the Indemnified Party, (B) does not include an unconditional provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto or (C) in the reasonable opinion of the Indemnified Party, could have a material adverse effect on its reputation, business, operations, assets, or financial condition.

(d)                                 Notwithstanding the foregoing, if (i) an Indemnified Party determines in good faith that there is a reasonable probability that an action may materially and adversely affect it or its Affiliates other than as a result of monetary damages, (ii) the Indemnifying Party shall not have (A) assumed the defense of the Third Party Claim, (B) conducted the defense in an active and diligent manner, or (C) employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel, then, in each case, such Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such action, but the Indemnifying Party shall have no liability with respect to a compromise or settlement with respect to such Third Party Claim entered into without its consent (which shall not be unreasonably withheld, conditioned or delayed).

8.6                               No Circular Recovery, Etc.  The Representative hereby agrees that it will not, and no Securityholder shall, make any claim for indemnification of D&O Indemnified Liabilities against Halsey, Parent, the Surviving Corporation or any of their respective subsidiaries by reason of the fact that such Securityholder was a controlling person, director, officer, shareholder, employee, agent or representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is pursuant to any statute, organizational document, contractual obligation or otherwise) with respect to any claim brought by an Indemnified Party in accordance with this Agreement.  The Representative, on behalf of itself and each such Securityholder, expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against Halsey, Parent, the Surviving Corporation or any subsidiary with respect to any amounts owed by such Person pursuant to this Article 8.

8.7                               Company Securityholder Contribution.  The Securityholders agree, among themselves, that to the extent that one or more Securityholders is required to indemnify any Parent Indemnitee for any Parent Indemnifiable Loss, such Securityholders shall be entitled to contribution from each other Securityholder for such other Securityholder’s Proportionate Share of the Indemnifiable Losses paid by the indemnifying Securityholders.  Nothing contained in this Section 8.7 shall limit any rights or remedies of the Parent Indemnitees hereunder.

ARTICLE 9.
THE REPRESENTATIVE

By their execution and delivery of this Agreement, the parties hereto hereby agree as follows:

9.1                               Authorization of the Representative.  The Representative hereby is appointed, authorized and empowered to act as the agent of the Securityholders in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and other related transaction documents, and in connection with the activities to be performed on behalf of the Securityholders under this Agreement, for the purposes and with the powers and authority hereinafter set forth in this Article 9, which shall include the full power and authority:

(a)                                  to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the other transaction documents and the consummation of the transactions contemplated hereby and thereby as the Representative, in his reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the other transaction documents;

(b)                                 as the Representative of the Securityholders, to enforce and protect the rights and interests of the Securityholders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and each other transaction document and, in connection therewith, to (i) resolve all questions, disputes, conflicts and controversies concerning (A) the determination of any amounts under this Agreement and (B) indemnification claims pursuant to Article 8; (ii) employ such agents, consultants and professionals, to delegate authority to his agents, to take such actions and to execute such documents on behalf of the Securityholders in connection with Article 2 and Article 8 as the Representative, in his reasonable discretion, deems to be in the best interest of the Securityholders; (iii) assert or institute any claim, action, proceeding or investigation; (iv) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Halsey, Parent or the Surviving Corporation, or any other Person, against the Representative, and receive process on behalf of any or all Securityholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of all of the Securityholders with respect to any such claim, action, proceeding or investigation; (v) file any proofs, debts, claims and petitions as the Representative may deem advisable or necessary; (vi) settle or compromise any claims asserted under Article 2 or Article 8; (vii) assume, on behalf of all of the Securityholders, the defense of any claim that is the basis of any claim asserted under Article 2 or Article 8, and (viii) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, actions, proceedings or investigations, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have liability for any failure to take such any action;

(c)                                  to enforce payment from the Holdback Amount and of any other amounts payable to the Securityholders, in each case on behalf of the Securityholders, in the name of the Representative;

(d)                                 to authorize and instruct the Parent to release funds from the Holdback Amount in accordance with this Agreement;

(e)                                  to waive or refrain from enforcing any right of the Securityholders or any of them and/or of the Representative arising out of or under or in any manner relating to this Agreement or any other transaction document; and

(f)                                    to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in his sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (a) through (f) above and the transactions contemplated by this Agreement and the other transaction documents.

Halsey, Parent and the Surviving Corporation shall be entitled to rely exclusively upon the communications of the Representative relating to the foregoing as the communications of the Securityholders.  None of Halsey, Parent or the Surviving Corporation (i) need be concerned with the authority of the Representative to act on behalf of all Securityholders hereunder, or (ii) shall be held liable or accountable in any manner for any act or omission of the Representative in such capacity.

Representative covenants and agrees with Halsey, Parent and the Surviving Corporation that at any time notice is given or made to the Representative on behalf of the Securityholders in accordance with Section 10.1, Representative shall promptly cause the notice to be given or made to each Securityholder at the address last known to the Representative.

Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (i) the Representative may not enter into or grant any amendments, modifications, waivers or consents described in Section 9.1(a) unless such amendments, modifications, waivers or consents shall affect each Securityholder similarly and to the same relative extent, and (ii) any such amendment, modification, waiver or consent that does not affect any Securityholder similarly and to the same relative extent as it affects other Securityholders must be executed by such Securityholder to be binding on such Securityholder.

Each Securityholder, by its approval of this Agreement (or through a separate agreement with the Company or the Representative), makes, constitutes and appoints the Representative such Securityholder’s true and lawful attorney in fact for and in such Securityholder’s name, place, and stead and for its use and benefit, to prepare, execute, certify, acknowledge, swear to, file, deliver, or record any and all agreements, instruments or other documents, and to take any and all actions, that are within the scope and authority of the Representative provided for in this Section 9.1.  The grant of authority provided for in this Section 9.1 (i) is coupled with an interest and is being granted, in part, as an inducement to the parties hereto to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Securityholder and shall be binding on any successor thereto, and (ii) shall survive any distribution from the Holdback Amount and any Future Payment Distribution.

If the person serving in the capacity of Representative shall resign that capacity or shall die or become disabled, the majority in interest of the Securityholders shall endeavor to appoint a successor Representative who shall be reasonably acceptable to Halsey, Parent and the Surviving Corporation.  For this purpose, any person who is offered an Employment Agreement or who is a holder of Common Stock immediately before the Effective Time shall be deemed to be acceptable to Halsey, Parent and the Surviving Corporation.  The successor Representative shall execute and deliver an instrument accepting such appointment and shall have all the rights, powers, and duties of the predecessor Representative, who shall thereupon be discharged from any further liability under this Agreement.

9.2                               Compensation; Exculpation; Indemnity.

(a)                                  The Representative shall not be entitled to any fee, commission or other compensation for the performance of his service hereunder.

(b)                                 In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder or thereunder, (i) the Representative shall not assume any, and shall incur no, responsibility whatsoever to any Securityholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any other transaction document, unless by the Representative’s gross negligence or willful misconduct, and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Securityholder unless by the Representative’s gross negligence or willful misconduct.  Except as set forth in the previous sentence, notwithstanding anything to the contrary contained herein, the Representative, in his role as Representative, shall have no liability whatsoever to Halsey, Parent or the Surviving Corporation or any other Person.

(c)                                  Each Securityholder, severally, shall indemnify the Representative up to, but not exceeding, an amount equal to the aggregate portion of the amounts received by such Person under Article 2 of this Agreement, which indemnification shall be paid by such Securityholder pro rata in accordance with the portion of the aggregate amounts received by such Person under Article 2 of this Agreement, against all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against the Representative, of any nature whatsoever, arising out of or in connection with any claim or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder or otherwise, except for such damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against the Representative that arise from the Representative’s gross negligence or willful misconduct, including the willful breach of this Agreement.  The foregoing indemnification shall not be deemed exclusive of any other right to which the Representative may be entitled apart from the provisions hereof and is intended to provide the Representative indemnity for his own negligence.  In the event of any indemnification under this Section 9.2(c), Representative may recover the indemnification claim (i) by written demand to the Securityholders, in which event, each such Securityholder shall promptly deliver to the Representative full payment of his, her or its Proportionate Share of such indemnification claim, and/or (ii) by offset against any Future Payment otherwise payable to the Securityholders, which offset and payment the Parent and Surviving Corporation are hereby authorized to make upon receipt of written instruction therefor by Representative.

(d)                                 All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing and/or any termination of this Agreement.

(e)                                  The approval of this Agreement by the requisite vote or written consent of Stockholders and the execution of this Agreement by the Stockholders shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Securityholders, including, without limitation, Section 9.2.

ARTICLE 10.
MISCELLANEOUS

10.1                        Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)                                  if to the Company:

ClickTracks Analytics, Inc.

501 Mission Street

Santa Cruz, California  95060

Attention:  John Marshall

Telecopy No.:  (831) 480 5728

with a copy to (not constituting notice):

Richter Law Offices

1362 Pacific Avenue, Suite 217

Santa Cruz, CA  95060

Attention:  Bill Richter

Telecopy No.:  (831) 458 2400

(b)                                 if to Representative, Securityholders or any Securityholder (marked confidential):

c/o John Marshall

ClickTracks Analytics, Inc.

501 Mission Street

Santa Cruz, CA  95060

Attention:  John Marshall

Telecopy No.:  (831) 480 5728

with a copy to (not constituting notice):

Richter Law Offices

1362 Pacific Avenue, Suite 217

Santa Cruz, CA  95060

Attention:  Bill Richter

Telecopy No.:  (831) 458 2400

(c)                                  if to Halsey, Parent or the Surviving Corporation:

c/o J. L. Halsey Corporation

103 Foulk Road, Suite 205 Q

Wilmington, Delaware  19803

Attention:  David Burt

Telecopy No.:  (978) 945 5992

with a copy to (not constituting notice):

Vinson & Elkins L.L.P.

3700 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas  75201

Attention:  Michael D. Wortley

Telecopy No.:  (214) 999 7732

with a copy to (not constituting notice):

Admiral Management Company

790 Turnpike Street, Suite 202

North Andover, Massachusetts  01845

Attention:  David Burt

Telecopy No.:  (978) 945 5992

10.2                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Company, the Representative and Parent shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

10.3                        Entire Agreement; No Third Party Beneficiaries.  This Agreement, including all exhibits and schedules attached hereto, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.  Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder.  Parent Indemnitees and Securityholder Indemnitees who are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement.

10.4                        Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by Halsey, Parent, the Company and Representative.  In addition, any failure of a Person to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure and shall not in any way affect, limit or waive a party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

10.5                        Binding Effect; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors.  Notwithstanding the foregoing, this Agreement shall not be assigned by any party hereto by operation of law or otherwise without the express written consent of each of the other parties.

10.6                        Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with, the laws of the State of California without regard to the conflicts of laws provisions thereof.  Each of the parties (including the Representative, on behalf of itself and the Securityholders) hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of California and the courts of the United States of America located in the State of California, for any litigation arising out of or relating to this Agreement or the transactions contemplated hereby or any of the other transactions contemplated hereby (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 10.1 shall be effective service of process for any litigation brought against it in any such court.  Each of the parties (including the Representative, on behalf of itself and the Securityholders) hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby or any of the other transactions contemplated hereby in the courts of the State of California or the courts of the United States of America located in the State of California and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.  Each of the parties hereto (including the Representative, on behalf of itself and the Securityholders) hereby irrevocably and unconditionally waives, to the maximum extent permitted by Law, any right it may have to trial by jury in connection with any litigation arising out of or relating to this agreement, the transactions contemplated hereby or any of the other transactions contemplated hereby.

10.7                        Construction.

(a)                                  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) any amount calculated under any provision of this Agreement (including, without limitation, Article 2, Article 8 and Schedule A), if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over  or under counted for purposes of the transactions contemplated by this Agreement.

(c)                                  Notwithstanding anything contained in this Agreement to the contrary, the parties hereto covenant and agree that if any provision of this Agreement requires a financial statement, amount or calculation to be prepared or determined “in accordance with this

Agreement and GAAP applied consistently with the 2005 Balance Sheet” (or words of similar import), then such financial statement, amount or calculation shall be prepared or determined, as the case may be, in accordance with this Agreement and GAAP as in effect on the date hereof and applied consistently with the application thereof in the presentation of the 2005 Balance Sheet; provided, however, that (1) to the extent that the terms of any provision of this Agreement (including, without limitation, Schedule A hereof) conflict with, or are inconsistent with, GAAP or the consistent application thereof, the terms of this Agreement shall control, and (2) in the event of a conflict between GAAP and the consistent application thereof, GAAP shall control.

10.8                        Counterparts.  This Agreement may be executed simultaneously in one or more counterparts (including by facsimile or electronic .pdf submission), and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

10.9                        Director and Officer Liability.  Neither any direct or indirect holder of equity interests in Halsey or Parent, nor any past, present or future director, officer, employee, agent or Affiliate of Halsey or Parent, or of any such holder, shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or any agreement contemplated hereby or in connection with the transactions contemplated by this Agreement or any such other agreement, and the Company and the Representative (on behalf of itself and the Securityholders) hereby waive and release all claims of any such liability or obligation to the extent legally permissible with respect to Halsey, Parent or any Affiliate thereof.

10.10                 Payments to Viant Capital LLC.  The parties acknowledge and agree that, solely with respect to the receipt of any Future Payments pursuant to Article 2 of this Agreement by the Company’s Securityholders, the Company may owe additional fees to Viant Capital LLC (“Viant”) pursuant to Section 2(a)(ii) of the Engagement Letter, dated May 5, 2005, between Viant and the Company (the “Engagement Letter”).  Any fees that become due and payable to Viant pursuant to the Engagement Letter following the Closing Date shall be paid by the Surviving Corporation and such amounts shall be deducted from the Initial Future Payment Amount, if any, and Final Future Payment Amount, if any, as applicable, prior to their payment to the Securityholders.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HALSEY:	J. L. HALSEY CORPORATION

	By:	/s/ David R. Burt
	Name:	David R. Burt
	Title:	Chief Executive Officer and President

PARENT:	COMMODORE RESOURCES (NEVADA), INC.

	By:	/s/ David R. Burt
	Name:	David R. Burt
	Title:	Assistant Treasurer and Assistant Secretary

MERGER SUBSIDIARY:	HALSEY ACQUISITION CALIFORNIA, INC.

	By:	/s/ David R. Burt
	Name:	David R. Burt
	Title:	President and Chief Financial Officer

COMPANY:	CLICKTRACKS ANALYTICS, INC.

	By:	/s/ John Marshall
	Name:	John Marshall
	Title:	President and Chief Executive Officer
REPRESENTATIVE:

/s/ John Marshall
	Name:	John Marshall, in his capacity as the
Representative

[SIGNATURE PAGE TO MERGER AGREEMENT]

SHAREHOLDERS:

/s/ John Marshall
Name:	John Marshall

/s/ Lisa Deverse
Name:	Lisa Deverse

/s/ Tomokazu Tabata
Name:	Tomokazu Tabata

FRANK T. AND PATSY J. DEVERSE LIVING
TRUST

/s/ Frank T. Deverse
By:	Frank T. Deverse, Trustee

[SIGNATURE PAGE TO MERGER AGREEMENT]